                           DATED                    1998




                                  ANTHONY SAMPSON

                                        and

                            CONTECH CONSULTANTS LIMITED

                                        and

                                 BERTRAM BADMINTON

                                        and

                               JAVELIN SYSTEMS, INC.


                    --------------------------------------------

                                     AGREEMENT
                            for the sale and purchase of
                                105 ordinary shares
                           of JADE COMMUNICATIONS LIMITED

                    --------------------------------------------






                       Paul, Hastings, Janofsky & Walker LLP
                         The International Financial Centre
                                  Old Broad Street
                                  London EC2N 1HQ

                                 Tel: 0171 562 4000
                                 Fax: 0171 628 4444

                                      I N D E X

                                                                      Page
1.    Definitions and Interpretation                                  1
2.    Agreement to Sell and Purchase                                  4
3.    Consideration                                                   5
4.    Conditions Precedent                                            6
5.    Pre-emption Rights                                              7
6.    Warranties                                                      7
7.    Limitations to the Warranties                                   8
8.    Vendors' obligations prior to Completion                        8
9.    Purchaser's Remedies                                            8
10.   Release of Guarantees                                           9
11.   Completion                                                      9
12.   Restrictive Covenants                                           9
13.   Post-Completion Effect                                          10
14.   Successors and Assigns                                          10
15.   Information and Confidentiality                                 10
16.   Announcements and Publicity                                     11
17.   Costs                                                           11
18.   Notices                                                         11
19.   Further Assurance                                               12
20.   Waivers                                                         12
21.   Entire Agreement                                                13
21.   Variation                                                       13
22.   Joint and Several Liability                                     13
23.   Counterparts                                                    13
24.   Applicable Law                                                  13


Schedules
---------
1.    Particulars of the Vendors
2.    Particulars of the Company and Subsidiary
3.    Particulars of the Premises
4.    Part A - General Warranties
      Part B - Taxation Warranties
      Part C - Property Warranties
      Part D - Intellectual Property Warranties
      Part E - Environmental and Health and Safety Warranties
5.    Completion Requirements
6.    Tax Deed
7.    Regulation S certificate and undertaking
8.    Additional Limitations to the Warranties and Tax Deed
9.    Earnout Agreement

                      AGREEMENT FOR SALE AND PURCHASE OF SHARES


DATE:                       1998

PARTIES:


(1)   ANTHONY SAMPSON of 31 Oakwood Lane, Bowdon, Cheshire WA14 3OL
      ("Mr. Sampson");

(2) CONTECH CONSULTANTS LIMITED (registered in Gibraltar no. 58300) whose registered office is at 25 Turnbull's Lane, Gibraltar ("Contech");

(3) BERTRAM BADMINTON of 2 Totland Court, Victoria Road, Milford-on-Sea, Lymington, Hampshire SO41 0NR ("Mr. Badminton); and

(4) JAVELIN SYSTEMS, INC. (a Delaware corporation) whose principal place of business is at 17891 Cartwright Road, Irvine, CA 92614-6216, U.S.A. ("Purchaser").

OPERATIVE PROVISIONS:

1.    DEFINITIONS AND INTERPRETATION
1.1   In this Agreement and (save as provided in Clause 1.6) in the Schedules:-

      "Accounts"                          means the respective unaudited
                                          management accounts of the Company
                                          comprising in each case a balance
                                          sheet and a profit and loss account
                                          for the period which commenced on the
                                          Acquisition Date and ended on
                                          31 August 1998, a copy of each of
                                          which is annexed to the Disclosure
                                          Letter;

      "Acquisition Date"                  means 18 March 1998;

      "agreed form"                       means in relation to any document such
                                          document in the form agreed between
                                          the parties and initialled by the
                                          Purchaser and the Vendors for the
                                          purposes of identification;

      "Business Day"                      means any day which is not a Saturday,
                                          a Sunday or a bank or public holiday
                                          in England and Wales;

      "Change of Control"                 means, in relation to any company,
                                          where that company ceases to be under
                                          the control of the person or persons
                                          who control such company on the date
                                          of this Agreement and for the purpose
                                          of this definition "control" means a
                                          holding of securities in a company
                                          conferring a majority of the voting
                                          rights in it or the right to appoint
                                          or remove a majority of its board of
                                          directors or the right to participate
                                          in 50% or  more of the assets of the
                                          company on its winding up;

      "Claim" means any claim for breach of or non-compliance with this Agreement (including any Warranty Claim or Tax Claim);

      "Companies Act"                     means the Companies Act 1985;

      "Company"                           means JADE COMMUNICATIONS LIMITED,
                                          particulars relating to which are set
                                          out in SCHEDULE 2;

      "Completion"                        means the completion of the sale and
                                          purchase of the Shares in accordance
                                          with Clause 11 and SCHEDULE 5;

      "Completion Date"                   means the date fixed for Completion
                                          pursuant to Clause 11;

      "Connected Person"                  means a connected person as defined in
                                          section 839 of the Taxes Act;

      "Consideration Shares"              means such number of Purchaser's
                                          Shares calculated in accordance with
                                          Clause 3.4 as are to be allotted and
                                          issued credited as fully paid in
                                          accordance with Clause 3.3;

      "Directors"                         means the persons listed as directors
                                          of the Company in SCHEDULE 2;

      "Disclosed"                         means fairly disclosed to the
                                          Purchaser expressly for the purposes
                                          of this Agreement in the Disclosure
                                          Letter;

      "Disclosure Letter"                 means a letter of even date from the
                                          Vendors to the Purchaser in the agreed
                                          form;

      "Earnout Agreement"                 means an agreement to be entered into
                                          at Completion between (inter alia) the
                                          Vendors and the Purchaser in respect
                                          of the entitlement and issue of the
                                          Earnout Shares  in the form contained
                                          in SCHEDULE 9;

      "Earnout Shares"                    means such number of Purchaser's
                                          Shares (if any) calculated, allotted
                                          and issued credited as fully paid in
                                          accordance with the Earnout Agreement;

      "Employment Agreements"             means the employment agreements in the
                                          agreed form to be entered into at
                                          Completion between the Company and Mr.
                                          Sampson and Mr. Badminton;

      "Event"                             means an event as defined in the Tax
                                          Deed;

      "Intellectual Property Rights"      means intellectual property rights as
                                          defined in Part D of SCHEDULE 4;

      "RGB Agreement"                     means the agreement of even date for
                                          the sale and purchase of the entire
                                          issued share capital of RGB Trinet
                                          entered into between (1) G. Green, (2)
                                          R. Scarlett, (3) Louvre Trustees
                                          Limited and (4) the Purchaser;

      "Premises"                          means the premises of the Company,
                                          short particulars of which are set out
                                          in SCHEDULE 3;

      "Purchaser's Group"                 means the Purchaser and its subsidiary
                                          undertakings or parent undertakings
                                          for the time being or a subsidiary
                                          undertaking for the time being of a
                                          parent undertaking of the Purchaser
                                          and includes, for the avoidance of
                                          doubt, the Company and the Subsidiary
                                          and references to a "member of the
                                          Purchaser's Group" shall be construed
                                          accordingly;

      "Purchaser's Shares"                means shares of the common stock,
                                          $0.01 par value, of the Purchaser;

      "Relief"                            means a relief as defined in the Tax
                                          Deed;

      "RGB Trinet"                        means RGB TRINET LIMITED (registered
                                          in England no. 2511516) whose
                                          registered office is at Archway House,
                                          Bath Road, Padworth, Berkshire RG7
                                          5HR;

      "Shares"                            means 105 ordinary shares of L1 each
                                          in the capital of the Company;

      "Supplemental Disclosure
      Letter" means the letter to be provided by the Vendors at Completion to the Purchaser in the agreed form disclosing matters (if any) which have arisen between the date hereof and the Completion Date and which are necessary to qualify the Warranties;

      "Tax"                               means tax as defined in the Tax Deed;

      "Tax Claim"                         means any claim under the Warranties
                                          in SCHEDULE 4, Part B or the Tax Deed;

      "Tax Deed"                          means a deed in the form set out in
                                          SCHEDULE 6;

      "Taxes Act"                         means the Income and Corporation Taxes
                                          Act 1988;

      "Vendors"                           means together Mr. Sampson and
                                          Contech;

      "Vendors' Solicitors"               means Dibb Lupton Alsop, 101
                                          Barbirolli Square, Manchester M2 3DL;

      "Warranties"                        means the warranties, representations
                                          and undertakings set out in
                                          SCHEDULE 4;

      "Warranty Claim"                    means any claim for breach of or
                                          non-compliance with any of the
                                          Warranties in Parts A, C or D of
                                          SCHEDULE 4.

1.2 The Schedules are deemed to be incorporated in this Agreement, and a reference to "this Agreement" includes a reference to the Schedules.

1.3   In this Agreement:-
      1.3.1 the index and the clause headings are included for convenience only and shall not affect the construction of this Agreement;
      1.3.2 words denoting the singular shall include the plural and vice versa;
      1.3.3 words denoting any gender shall include a reference to each other gender; and
      1.3.4 references to persons shall be deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, organisations, foundations and trusts (in each case whether or not having separate legal personality).

1.4 References in this Agreement to statutory provisions shall (where the context so admits and unless otherwise expressly provided) be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted as at the date of this Agreement and to the corresponding provisions of any earlier legislation (whether repealed or not) directly or indirectly amended, consolidated, extended, replaced or re-enacted thereby and to any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.5 Any statement qualified by the expression "to the best of the knowledge, information and belief of the Vendors" or "so far as the Vendors are aware" or any similar expression shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiry by each of the Vendors of each other, the Directors, the Company's auditors and the directors of RGB Trinet.

1.6 If any of the words or expressions defined in Clause 1.1 are also defined in any of the Schedules then for the purposes of interpreting that relevant Schedule such words and expressions shall have the meaning ascribed to them in that Schedule.

2.    AGREEMENT TO SELL AND PURCHASE
2.1 Each of the Vendors sells such of the Shares as are set out opposite his name in column 2 of SCHEDULE 1 to the Purchaser and the Purchaser purchases the Shares.

2.2   Each of the Vendors covenants with the Purchaser that:-
      2.2.1 he has the right to sell and transfer the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this Agreement;

      2.2.2 the Shares are sold free from all claims, charges, liens, encumbrances, equities and adverse rights of any description and together with all rights attached or accruing thereto as at and from the date of this Agreement; and
      2.2.3 he shall (and shall procure that any necessary third party shall), at his own expense, do, execute and perform all such further acts, deeds, documents and things as the Purchaser may reasonably request from time to time as being necessary to vest any of the Shares in the Purchaser.

2.3 Nothing in this Agreement shall oblige the Purchaser to purchase some only of the Shares unless the Vendors shall at the same time complete the sale to the Purchaser of all of the Shares.

3.    CONSIDERATION
3.1 Subject to Clause 3.8, the initial consideration payable by the Purchaser to the Vendors in respect of the sale of the Shares shall be 13,125 Purchaser's Shares and US$104,495 which:

      3.1.1 in respect of US$104,495 shall be satisfied by the issue of the Consideration Shares in accordance with the remainder of this Clause 3; and

      3.1.2 if and to the extent that the exchange rate of pounds sterling to US dollars has increased above the rate of L1 = $1.70 (i.e., an increase in value in pounds sterling) as at the Completion Date, the sum of US$104,495 shall be increased accordingly in line with such increase by applying the appropriate percentage. If such exchange rate has decreased below L1 = $1.70 (i.e., a decrease in value in pounds sterling), no variation shall be made to the consideration under this Agreement.

3.2 By way of additional consideration of up to US$3,084,375 the Purchaser will issue to the Vendors the Earnout Shares (if any) calculated in accordance with the provisions of the Earnout Agreement in the percentages set out in Column 4 of SCHEDULE 1.

3.3 The consideration referred to in Clause 3.1 shall be apportioned between the Vendors as set out in Column 3 of SCHEDULE 1 and shall be satisfied at Completion by the issue of the 13,125 Purchaser's Shares and the Consideration Shares to the Vendors.

3.4 The number of Consideration Shares to be allotted to the Vendors pursuant to Clause 3.3 shall be such number of Purchaser's Shares as have an aggregate value (determined in accordance with Clause 3.5) which is as near as possible to, but not less than, US$104,495.

3.5 For the purpose of determining the aggregate value referred to in Clause 3.4, the value of each Purchaser's Share shall be deemed to be an amount equal to the average of the closing prices of a Purchaser's Share, as reported on the NASDAQ SmallCap Market System in the ten (10) trading days immediately prior to the Business Day immediately prior to the Completion Date.

3.6 No fraction of a Consideration Share shall be issued to the Vendors and the number of Consideration Shares shall be adjusted accordingly to the nearest whole number.

3.7 The Consideration Shares, on issue, shall rank pari passu in all respects with the existing issued Purchaser's Shares.

3.8 By way of possible further consideration, if during November 1999 the price per Purchaser's Share as reported on the NASDAQ SmallCap Market shall remain below US$9.00 for five (5) consecutive trading days, then the number of Consideration Shares to which the Vendors are entitled shall be increased as follows:-
      3.8.1 First, the number of Purchaser's Shares owned by the Vendors as of 1 November 1999 shall be subject to adjustment based on the following formula:

             S x (V1) - S = C
                 ----
                 (V2)

             where      S   = Number of Purchaser's Shares held by the Vendors
                        V1 =  9
                        V2 = US$9.00 or, if lower, the average closing price per Purchaser's Share during trading on the NASDAQ SmallCap Market in November 1999
                        C  =  the additional number of Consideration Shares to
                              be issued to the Vendors;

      3.8.2 Second, the Purchaser shall issue and allot to the Vendors such number of additional Consideration Shares as corresponds to the figure represented by "C" in the above formula in the same proportions as under Clause 3.3 no later than 31 December 1999 (and otherwise in accordance with the foregoing provisions of this Clause 3).

3.9 Each of the Vendors agrees that he shall deliver to the Purchaser at Completion and, if appropriate, upon the issue of Consideration Shares pursuant to Clause 3.8 a certificate and undertaking substantially in the form of SCHEDULE 7 making or giving such representations, warranties and covenants as are necessary or advisable for the qualification of the issuance of Purchaser's Shares to the Vendors under Regulation S promulgated under the United States Securities Act of 1933, as amended.

3.10 If the Purchaser at any time proposes to register any of its equity securities (as defined in the United States Securities Act of 1933 (the "Act")), other than securities which are convertible into shares of its common stock, under the Act on Forms S-1, S-2 or S-3 (but not Form S-4 or S-8) or on any other form upon which may be registered securities similar to the Consideration Shares, it will at each such time give written notice at least fifteen (15) days prior to the filing of the registration statement to the Vendors holding Consideration Shares (each a "Holder") of its intention so to do. Such notice shall specify the proposed date of the filing of the registration statement and advise each Holder of its right to participate therein. Upon the written request of any Holder given not less than seven (7) days prior to the proposed date of filing set forth in such notice, the Purchaser will use all reasonable efforts to cause the Consideration Shares which the Purchaser has been requested to register by such Holder to be registered under the Act, all to the extent requisite to permit the sale or other disposition by such of the Consideration Shares so registered. If such registration statement is being filed in connection with an underwritten offering, the

      Consideration Shares held by the Holder may only be included in such registration if, in the written opinion of the underwriter or underwriters managing the offering, the total amount of all securities of the Purchaser to be so registered will not exceed the maximum amount of securities of the Purchaser which can then be successfully marketed (1) by the managing underwriter in its sole reasonable discretion, and (2) without otherwise materially and adversely affecting the entire offering. To the extent that the amount of securities to be registered must be reduced in order to obtain the opinion referred to in the preceding sentence, such reduction shall be achieved by first eliminating from the registration some or all of the securities to be offered by persons (including, but not limited to, any persons or entities that have any registration rights with respect to any securities) other than the Holder, PROVIDED, HOWEVER, that no such reduction shall reduce the securities being offered directly by the Purchaser through such underwriter or underwriters. The right of any Holder to have its Consideration Shares included in any registration statement being filed in connection with any underwritten offering shall be subject to such Holder participating in the underwriting to the extent required under the Act or any rule thereunder or to the extent reasonably required by the underwriters and agreeing to be bound by the terms imposed by the underwriters that such underwriters deem reasonably necessary to the success of the offering.

4.    CONDITIONS PRECEDENT
4.1   This Agreement is conditional upon:
      4.1.1 the Purchaser having secured sufficient funds to finance the cash portion of the consideration stated in Clause 3.1; and
      4.1.2 the price per Purchaser's Share as reported on the NASDAQ SmallCap Market being not less than US$7.50 as at the close of business on the date preceding the Completion Date.

4.2 If any of the above-mentioned conditions is not satisfied or waived on or before 13 November 1998, this Agreement shall become null and void (save for Clauses 15 and 16 which shall continue to have effect) and no party shall have any claim against any other party arising from or in connection with this Agreement.

4.3 The Purchaser shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clause 4.1 so far as lies within its powers so to do.

4.4 Any waiver of the conditions set out in Clause 4.1 shall require the consent of the Vendors and the Purchaser.

5.    PRE-EMPTION RIGHTS
      The Vendors irrevocably waive and undertake to procure that any other person having such rights shall by Completion have irrevocably waived all and any rights of pre-emption or other restrictions on transfer over or in respect of the Shares existing by virtue of the articles of association of the Company or otherwise.

6.    WARRANTIES
6.1 The Vendors and Mr. Badminton represent and warrant to the Purchaser for the benefit of the Purchaser, its successors and assigns in the terms set out in SCHEDULE 4 and acknowledge that the Purchaser is entering into this Agreement in reliance on the Warranties and that the Purchaser shall be entitled to treat them as conditions of this Agreement.

6.2 The Vendors agree with the Purchaser (for itself and as trustee for the Company) that in making and giving the Warranties and that in compiling and preparing the Disclosure Letter the Vendors and Mr. Badminton have not relied directly or indirectly on any information or opinions supplied to them (or any of them) by the Company or any of the officers, employees, servants or agents of the Company and the Vendors and Mr. Badminton waive all and any claims which they (or any of them) have or may have against all or any of the foregoing in respect of any information or opinions so supplied or omitted to be so supplied in connection with any of the Warranties or the Disclosure Letter.

6.3 Each of the Warranties shall be separate and independent and shall not be limited by reference to any other of the Warranties or any other provision of this Agreement and no claim in respect or arising out of the same shall be limited or otherwise affected by any knowledge (actual or constructive) which the Purchaser has or is deemed to have in relation to the Company save for matters set out in the Disclosure Letter or the Supplementary Disclosure Letter or the disclosure letter or the supplementary disclosure letter to the RGB Agreement.

6.4 Each of the Warranties shall be deemed to be given on the date of this Agreement and shall be deemed to be repeated and given by the Vendors and Mr. Badminton on each day up to and including the Completion Date.

6.5 The Purchaser represents and warrants to the Vendors and Mr. Badminton that:
      6.5.1 the existing issued ordinary share capital of the Purchaser is the subject of listing on the NASDAQ exchange;
      6.5.2 the Purchaser has sufficient authorised but unissued ordinary share capital to enable it to issue the Consideration Shares and no shareholder or other consents are required by the Purchaser prior to issue of such shares;
      6.5.3 the Consideration Shares shall rank pari passu in all respects with the shares of the common stock of the Purchaser in issue at the date hereof; and
      6.5.4 this Agreement and all other documents to be entered into by the Purchaser pursuant to this Agreement will when executed constitute legal, valid and binding obligations of the Purchaser in accordance with their respective terms.

7.    LIMITATIONS TO THE WARRANTIES
7.1 The aggregate liability of the Vendors and Mr. Badminton in respect of all Claims under the Warranties and under the Tax Deed shall not exceed US$305,000.

7.2 The liability of the Vendors and Mr. Badminton in respect of the Warranties and under the Tax Deed shall be further limited by the provisions of SCHEDULE 8.

8.    VENDORS' OBLIGATIONS PRIOR TO COMPLETION
8.1 The Vendors shall not (save as may be necessary to give effect to this Agreement) and shall procure that the Company shall not (save as aforesaid) do or allow or omit to be done before Completion anything which is or might be a breach of any of the Warranties or which would or might make any of the Warranties inaccurate or misleading or which is or might be a breach of or which does or might otherwise give rise to a claim under any other provision of this Agreement or any provision of the Tax Deed and in particular (but without prejudice to the generality of the foregoing) the Vendors shall procure that no breach of Warranties 3.1 to 3.11 (both inclusive) of Part A of SCHEDULE 4 shall take place at any time from the date hereof down to the Completion Date (both dates inclusive).

8.2 The Vendors shall immediately disclose to the Purchaser in writing any matter or thing which arises or becomes known to them or any of them before Completion which is or might be a breach of the Warranties or which would or might make any of the Warranties inaccurate or misleading or which is or might be a breach of or which does or might otherwise give rise to a claim under any other provision of this Agreement or any provision of the Tax Deed.

8.3 The Vendors shall procure that until Completion the Purchaser and its advisers shall be given promptly on request such facilities and information (including access to employees of the Company) regarding the business, assets, liabilities, contracts and affairs of the Company as they or any of them may reasonably require.

9.    PURCHASER'S REMEDIES
9.1 If it becomes apparent prior to Completion that the Vendors are or will be in breach of any of the Warranties or any other term of this Agreement (including any obligation which is to be performed at Completion) or any provision of the Tax Deed, then the Purchaser, in addition to and without prejudice to all other rights and remedies available to the Purchaser in respect thereof, shall be entitled:-

      9.1.1 to rescind this Agreement by notice in writing given to the Vendors at any time prior to Completion, whereupon the Vendors shall indemnify the Purchaser and keep the Purchaser indemnified in full for and against all losses, liabilities, damages, costs, claims, charges and expenses arising from such breach and the consequent rescission (including but not limited to all legal and other professional fees and expenses incurred by the Purchaser in connection with the negotiation and preparation of this Agreement); or

      9.1.2  to complete this Agreement in accordance with Clause 11 and
             SCHEDULE 5, provided that the Purchaser shall not thereby be deemed to have waived or otherwise foregone or be estopped from exercising any right to compensation, damages or any other right or remedy available to the Purchaser by reason of such breach.

10.   RELEASE OF GUARANTEES
10.1 The Purchaser shall use all reasonable endeavours (short of actual payment of any monies or the substitution of the guarantees of any person other than the Purchaser) to procure as soon as reasonably practicable after Completion the release of each of the Vendors from each of the guarantees which have been Disclosed and which have been given by them in respect of any obligations of the Company. Pending such release the Purchaser shall fully and effectually indemnify and keep indemnified each of the Vendors from and against any and all costs, claims, demands or liabilities incurred or arising from any such guarantees.

10.2 The Vendors shall on Completion procure the absolute and unconditional release of the Company from all guarantees, suretyships, indemnities and like undertakings given by the Company in respect of any obligations of any person and shall fully and effectually indemnify and keep indemnified the Purchaser (as trustee for the Company) from and against any and all costs, claims, demands or liabilities incurred or arising from any such guarantees, suretyships, indemnities and like undertakings.

11.   COMPLETION
      Without prejudice to Clause 4 above, Completion will take place in accordance with SCHEDULE 5 at the offices of Paul, Hastings, Janofsky & Walker LLP, 19th Floor, The International Financial Centre, Old Broad Street, London EC2N 1HQ at 12:00 noon on such date as the Vendors and the Purchaser may agree, but in any event no later than 16 November 1998, when the business described in SCHEDULE 5 will be transacted.

12.   RESTRICTIVE COVENANTS
12.1 Each of the Vendors and Mr. Badminton hereby undertakes to and covenants with the Purchaser (for itself and as trustee for all purchasers of the Shares and as trustee for the Company) that he will not either on his own account or jointly with or as manager, agent, officer, employee or otherwise on behalf of any other person, firm or corporation directly or indirectly (and so that each undertaking below shall be a further and separate obligation):-
      12.1.1 for a period of three years from the date of this Agreement carry on or be engaged, concerned, or interested in or assist any business which competes with any business of the Company as carried on at the Completion Date;
      12.1.2 for a period of three years from the date of this Agreement canvass or solicit business, orders or custom for goods or services supplied or provided by the Company from any person who at any time within the period of one year preceding the Completion Date has been a customer of or in the habit of dealing with the Company for such goods or services;
      12.1.3 for a period of three years from the date of this Agreement solicit or entice away or endeavour to solicit or entice away from the Company or employ any person who on the Completion Date or within the six months prior to the Completion Date is or was a director, officer, employee or other servant of the Company;
      12.1.4 for a period of three years from the date of this Agreement induce or attempt to induce any person (including without limitation any agent or independent distributor) who in the six months prior to the Completion Date has been a supplier of any goods or services to the Company to cease to supply, or to restrict or vary the terms of supply, to the Company; or
      12.1.5 at any time after the Completion Date use or procure the use in connection with any business of any corporate or business name which is identical to or likely to be confused with the corporate name or any business name of the Company or which might suggest a connection with the business of the Company.

13.   POST-COMPLETION EFFECT
      This Agreement shall remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings, conditions, representations, warranties or indemnities which have not been done, observed or performed at or prior to Completion.

14.   SUCCESSORS AND ASSIGNS
      This Agreement shall be binding upon and enure for the benefit of each party's successors and shall be assignable by the Purchaser to the extent that the rights and benefits under this Agreement shall enure for the benefit of the Purchaser's assigns. Save as aforesaid this Agreement shall not be assignable.

15.   INFORMATION AND CONFIDENTIALITY
      Each of the Vendors and Mr. Badminton hereby undertakes to the Purchaser:-

15.1 that he will at any time and from time to time after Completion give to the Purchaser on request all information in his possession concerning the business, dealings, transactions or affairs of the Company and in particular, but without prejudice to the generality of the foregoing, relating to claims made or threatened against the Company and the source from and consideration for which any assets of the Company were acquired or derived; and

15.2 that he will not, and will use all reasonable endeavours to ensure that no other person will, at any time after the date hereof, take away or (directly or indirectly) make use of, divulge or communicate to any person (except as may be necessary to comply with any statutory obligation or order of any court or statutory tribunal of competent jurisdiction) any confidential information or trade secrets of the Company or of any supplier, customer or other person who has or who has had dealings with the Company.

16.   ANNOUNCEMENTS AND PUBLICITY
      Any announcement or circular or other publicity relating to this Agreement or any termination thereof shall prior to its publication be approved in writing by each of the parties as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed), save that any announcement, circular or other publicity required to be made or issued by the Purchaser pursuant to the regulations of rules governing the NASDAQ National Market System or other recognised investment exchange or by law may be made or issued by the Purchaser without such approval.

17.   COSTS
      The parties shall pay their own costs and expenses in relation to the preparation, execution and carrying into effect of this Agreement.

18.   NOTICES
18.1 Any notice required to be given under this Agreement shall be sufficiently given if delivered personally or if sent by first-class recorded delivery post (express air courier service if sent overseas) or if sent by facsimile transmission and a copy of such facsimile sent by post.

18.2 Any notice which is sent or despatched in accordance with this Clause 18 shall be deemed to have been received by the addressee:-
      18.2.1 if delivered personally, at the time of delivery;
      18.2.2 in the case of a notice sent by post (or express air courier), 4 Business Days after the envelope containing the notice was delivered to the postal authorities (or courier service);
      18.2.3 in the case of a notice sent by facsimile transmission, if the notice was sent during the normal business hours of the addressee, on the day of transmission; otherwise on the next following Business Day.

18.3 In proving service by post or express air courier, it shall be necessary to prove only that the notice was sent or despatched and that the notice was contained in an envelope properly addressed, stamped and delivered to the postal authorities or courier service in the country from where despatched. In proving service by facsimile transmission, it shall be necessary to produce only a legible copy of the confirmation of the facsimile transmission.

18.4  Any notice required to be given under this Agreement shall be sent:-
      18.4.1 to the Vendors c/o Anthony Sampson at:
             31 Oakwood Lane
             Bowdon
             Cheshire WA14 3OL

             With a copy to:
             Dibb Lupton Alsop
             101 Barbirolli Square
             Manchester M2 3DL

             Facsimile No: +44 161 235 4118
             For the attention of: Roger Gough

      18.4.2 to the Purchaser at:
             Javelin Systems, Inc.
             17891 Cartwright Road
             Irvine, CA 92614-6216
             U.S.A.
             Facsimile No: +1 949 223 5138
             For the attention of: Horace Hertz

             With a copy to:
             Paul, Hastings, Janofsky & Walker LLP
             The International Financial Centre
             19th Floor
             Old Broad Street
             London EC2N 1HQ
             Facsimile No: +44 171 628 4444
             For the attention of: Ian Burton

      or to such other address or facsimile number as is notified in writing from time to time by the Vendors (or any one of them) or the Purchaser (as the case may be) to the other.

19.   FURTHER ASSURANCE
      The Vendors shall do, execute and perform and shall procure to be done, executed and performed all such further acts, deeds, documents and things as the Purchaser may require from time to time effectively to vest the beneficial ownership of the Shares in the Purchaser or as it directs free from all liens, charges, options, encumbrances or adverse rights of interests of any kind and otherwise to give to the Purchaser the full benefit of this Agreement.

20.   WAIVERS
      A failure by any party to exercise and any delay, forbearance or indulgence by any party in exercising any right, power or remedy under this Agreement shall not operate as a waiver of that right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy. No custom or practice of the parties at variance with the terms of this Agreement shall constitute a waiver of the rights of any party under this Agreement.

21.   ENTIRE AGREEMENT
21.1 This Agreement and any documents in the agreed form and the Disclosure Letter (the "Acquisition Documents") constitute the entire agreement between the parties with respect to the subject matter of this Agreement.

21.2 Except for any misrepresentation or breach of warranty which constitutes fraud:
      21.2.1 the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof; and
      21.2.2 each party hereby irrevocably and unconditionally waives any right it may have to rescind this Agreement or any of the other Acquisition Documents by reason of any misrepresentation and/or warranty not set forth in any such document.

22.   VARIATION
      No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

23.   JOINT AND SEVERAL LIABILITY
23.1 All representations, warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Vendors and Mr. Badminton under or pursuant to this Agreement are made or given or entered into by the Vendors and Mr. Badminton jointly and severally.

23.2 In relation to any two or more persons who are jointly and severally liable under this Agreement, the liability under this Agreement of any one or more of such persons shall not be prejudiced or affected in any way by the giving of time or any forebearance or indulgence granted by the Purchaser to any other or others of such persons or by the release or compromise by the Purchaser of any liability under this Agreement of any other or others of such persons.

24.   COUNTERPARTS
      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Agreement. Unless otherwise provided in this Agreement, this Agreement shall become effective and be dated (and each counterpart shall be dated) on the date on which this Agreement (or a counterpart of this Agreement) is signed by the last of the parties to execute this Agreement or, as the case may be, a counterpart thereof.

25.   APPLICABLE LAW
      This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit themselves to the non-exclusive jurisdiction of the English courts.

A S W I T N E S S the hands of the parties hereto or their duly authorised representatives the day and year first before written.

                                 SCHEDULE 1

                 Particulars of the Vendors and of the Shares

         to be sold and Consideration to be received by each of them


(1)                               (2)                (3)                            (4)
                                                     Share of 13,125 Purchaser's
                                                     Shares and Consideration
                                  Number of Shares   Shares (expressed as           Percentage of
Name and Address                  to be sold         percentage of total)           Earnout Shares
----------------                  ----------------   ----------------------------   --------------
1.  Anthony SAMPSON                     10                    9.52%                     3.75%
    31 Oakwood Lane
    Bowdon
    Cheshire WA14 3OL

2.  Contech Consultants Limited         95                   90.48%                    33.75%
    c/o 25 Turnbull's Lane
    Gibraltar
                                    ---------              -----------               -----------
TOTALS                                 105                     100%                     37.5%
                                    ---------              -----------               -----------

                                    SCHEDULE 2

                        PARTICULARS CONCERNING THE COMPANY


1.    Registered Office:            Archway House, Bath Road, Padworth,
                                    Berkshire RG7 5HR

2.    Date of Incorporation:        4 August 1993

3.    Registered Number:            2842141

4.    Directors:                    Gary Green, Roger Scarlett

5.    Secretary:                    Gary Green

6.    Mortgages and Charges:        None, but note Isis Factoring Agreement in
                                    place.

7.    Share Capital:                L1,000 divided into 1,000 ordinary shares of
                                    L1 each, of which 200 have been issued and
                                    are fully paid up.

8.    Shareholder                   No. of shares held
      -----------                   ------------------
      RGB Trinet                            95
      Contech Consultants Limited           95
      Anthony Sampson                       10
                                           ---
                                           200

                                   SCHEDULE 3
                                   ----------

                                  THE PREMISES
                                  ------------

I.  PART A:  PREMISES OWNED AND OCCUPIED BY THE COMPANY
    ------   ------------------------------------------

1.           FREEHOLD
             (NONE)


2.           LEASEHOLD/LEASE DETAILS
             The Company is holding over following the termination of its leases of Units 30, 35 and 36 at Stakehill Industrial Estate, Whitbrook
             Way, Middleton, Manchester.


3.           OTHER
             (NONE)


4. DESCRIPTION of all leases, underleases, tenancies, licences and other agreements subject to and/or with the benefit of which the Premises are held:

             Date                   Document                Parties
             ----                   --------                -------
                                    (NONE)

                                   SCHEDULE 4

                                     PART A

                               GENERAL WARRANTIES

1.    INFORMATION SUPPLIED AND CAPACITY OF VENDORS
1.1 All information contained in this Agreement and all matters contained in the Disclosure Letter are true and accurate in every respect and there is no fact or matter which has not been Disclosed which renders any such matters or information untrue, incomplete or misleading in any material respect.

1.2 The Vendors and Mr. Badminton have full power and authority to enter into and perform this Agreement and the Tax Deed, and this Agreement and the Tax Deed, when executed, will constitute valid and binding obligations on the Vendors and Mr. Badminton in accordance with the respective terms thereof.

2.    ACCOUNTS AND RECORDS
2.1 The Company has at all times properly and accurately maintained all books, accounts and records of whatever kind required by law to be maintained.

2.2 The books, accounts and records of the Company accurately record all matters required by law to be entered therein and fairly present and reflect in accordance with generally accepted accounting principles and practice the assets and liabilities (actual, prospective and contingent) of the Company and all transactions to which it is or has been a party.

2.3 Prior to the Acquisition Date the Company had not carried on business or traded nor entered into any contracts or obligations since its date of incorporation, and was dormant within the meaning of section 250(3) of the Companies Act.

2.4 The Accounts have been properly prepared in accordance with good accounting practice and on a basis consistent with that previously adopted and so far as the Vendors are aware fairly reflect levels of turnover and expenses and provisions, assets and liabilities of the Company as at 31 August 1998.

3.    BUSINESS SINCE 31 AUGUST 1998
      Since 31 August 1998:-

3.1 the Company has carried on its business in the ordinary and usual course both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern;

3.2 the Company has not borrowed, raised or taken any money or any financial facility;

3.3 the Company has paid its creditors within the times agreed with such creditors and there are no debts outstanding by the Company which have been due for more than ninety (90) days;

3.4 the Company has not entered into any capital commitments or any transaction or agreement for the disposal of any asset or under which it has incurred or will incur (otherwise than in the ordinary and usual course of carrying on its business) any liabilities (including contingent liabilities) not provided for in the Accounts;

3.5 the Company has not entered into any unusual, long-term (that is to say, incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken) arrangements, commitments or contracts;

3.6 the business of the Company has not been adversely affected by the loss of or material reduction in orders from any customer or the loss of or material reduction in any source of supply or by any abnormal factor not affecting similar businesses to a like extent and none of the Vendors is aware of any facts which are likely to give rise to any such adverse effects;

3.7 no distribution of capital or income (including for the avoidance of doubt, any dividend) has been declared, made or paid or agreed or resolved to be declared, made or paid by the Company;

3.8 no loans have been made by the Company and no loan capital or loan has been or has become liable to be repaid by the Company in whole or in part;

3.9 no sum has been paid or voted to any director or employee (or ex-director or ex-employee) of the Company by way of remuneration or otherwise in excess of the rates paid to him by the Company at 31 August 1998 and no new employment agreements have been made by the Company;

3.10 none of the fixed assets of the Company shown in the Accounts and none acquired by the Company since the Acquisition Date has been lost, damaged or destroyed; and

3.11 there has been no material adverse change in the financial position or trading prospects or turnover of the Company nor is any such material change expected.

4.    TRADING AND CONTRACTUAL ARRANGEMENTS
4.1 None of the contracts or obligations entered into by the Company is ultra vires the Company or exceeds the powers of the Directors to bind the Company and so far as the Vendors are aware the Company is not in default under any such contracts or obligations.

4.2 The Company is not a party to any contract, transaction, obligation, commitment or liability which, whether by reason of its nature, term, scope, price or otherwise is or may be material in relation to its business, profits or assets or which:-
      4.2.1 is in any way otherwise than in the ordinary course of the Company's business;
      4.2.2 is of an unusual or abnormal nature, or not fully on an arm's length basis;
      4.2.3 is of a long-term nature (that is to say incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken);
      4.2.4 is incapable of termination in accordance with its terms by the Company on 60 days' notice or less;

      4.2.5 cannot readily be fulfilled or performed by the Company on time without undue or unusual expenditure of money or effort; or
      4.2.6 involves the supply of goods and/or services the aggregate value of which will represent in excess of five per cent of the budgeted turnover for the current financial year of the Company.

4.3 No sums of whatever nature are owing by the Company to any of the Vendors or any of the Directors or any person being a Connected Person of the Vendors or the Directors or any of them respectively.

4.4 The Company has not been a party to any transaction to which any of the provisions of sections 320 (substantial property transactions involving directors, etc.), 322 (liability arising from contravention of section
      320), or 330 (general restrictions on loans, etc. to directors and persons connected with them) of the Companies Act may apply.

4.5 None of the Vendors nor any person being a Connected Person in relation to any Vendor has any direct or indirect interest with any business which has a close trading relationship with that of the Company or which is or is likely to become competitive with the business of the Company.

4.6 There are no outstanding arrangements or understandings (whether legally binding or not) between the Company and any person who is a shareholder (or the beneficial owner of any interest in the Company or in any company in which the Company is interested), or any person who is a Connected Person of any such person, relating to the management of the Company's business, or the appointment or removal of the Directors, or the ownership or transfer of ownership, or the letting of any of the assets of the Company, or the provision, supply, purchase or finance of goods, services or other facilities to, by or from the Company or otherwise howsoever in relation to the Company's affairs.

4.7 The Company is not and has not agreed to become bound by any debenture or guarantee or contract for indemnity or suretyship or any like undertaking and there is not now outstanding any guarantee or contract for indemnity or suretyship or like undertaking given for the accommodation of or in respect of any obligation on the part of the Company.

4.8 No person is entitled to receive from the Company any finders' fee, brokerage or commission in connection with the sale of the Shares to the Purchaser.

5.    ASSETS (OTHER THAN THE PREMISES)
5.1 The Company was at 31 August 1998 the owner with good and marketable title to all the assets (other than the Premises) included in the Accounts and now so owns and has in its possession and under its control all such assets (save for current assets subsequently disposed of in the ordinary course of its business) and all assets acquired by it after 31 August 1998 and all such assets are the sole and absolute property of the Company free from any charge, lien, encumbrance or equity and no other person has or claims any rights in relation to such assets or any of them and in particular all such assets are free from any hire-purchase, leasing or rental agreement for payments on deferred terms or bill of sale.

5.2 In relation to any asset held by the Company which is the subject of any hire-purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, so far as the Vendors are aware, no event has occurred which entitles or which upon intervention or notice by any third party may entitle any such third party to repossess the asset concerned, or terminate the agreement, or any licence in respect of the same.

5.3 The stock in trade of the Company is in good condition and us capable of being sold by the Company in the ordinary course of business within a period of three months from the Completion Date in accordance with the Company's current price lists and without rebate or allowance to a purchaser.

5.4 The fixed and loose plant, machinery, furniture, fixtures, fittings, equipment, vehicles and other moveable assets used in connection with the business of the Company are not surplus to requirements and are in good repair and condition and satisfactory working order.

5.5 The Company is not and has never been the holder or beneficial owner of nor has it agreed to acquire any share or loan capital of any other body corporate (whether incorporated in the United Kingdom or elsewhere).

5.6 The Company is not entitled to the benefit of any debt otherwise than as the original creditor and is not and has not agreed to become a party to any factoring or discounting arrangement.

5.7 None of the debts due as at 31 August 1998 remains unpaid at the date of this Agreement nor has any debt which has subsequently become due to the Company (or any part of any such debt) remained unpaid for more than three months after the due date for payment or been released or written off or proved to be irrevocable, nor is any such debt now regarded as irrevocable.

6.    EMPLOYEES AND AGENTS
6.1 The names of all employees of the Company together with copies of all service contracts and contracts for services and full particulars of the current terms of employment of all officers, employees, consultants and agents of the Company have been Disclosed.

6.2 There is not now outstanding any contract of service or for services between the Company and any of its officers, employees, consultants or agents which is not determinable by the Company at any time on three months' notice or less without compensation (other than under the Employment Rights Act 1996) or any liability (other than for accrued salary, wages, commission or pension) on the part of the Company to or for the benefit of any person who is or has been an officer, employee, consultant or agent of the Company.

6.3 No present officer, employee, consultant or agent of the Company has given or received notice terminating his employment or appointment and no such officer, employee, consultant or agent is entitled nor (so far as any of the Vendors is aware) intends or is likely as a result of this Agreement or Completion or otherwise to terminate his employment or appointment with the Company.

6.4 Particulars have been Disclosed of all loans and other benefits enjoyed by any officer, employee, consultant or agent of the Company in relation to the affairs of the Company and of all contracts, transactions and arrangements made or entered into by the Company and to which any of sections 330 to 338 of the Companies Act applies.

6.5 The Company is not under any legal or moral liability or obligation to pay bonuses, pensions, gratuities, superannuation, allowances or the like to any of its past or present officers or employees or their dependants nor is it a party to any arrangement or promise to make or in the habit of making ex gratia or voluntary payments by way of bonus, pension, gratuity, superannuation, allowance or the like to any such persons and there are no schemes or arrangements for payment of retirement pension or death benefit or similar schemes or arrangements in operation or contemplated in relation to the Company.

6.6 Save to the extent (if any) to which provision or allowance has been made in the Accounts, no liability has been incurred by the Company to make any redundancy payments or any protective awards or to pay damages or compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

6.7 The Company has not recognised any trade union or association of trade unions or any other organisation of employees in respect of its employees or any of them.

6.8 The Company has not in existence nor is proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme or any other scheme analogous to any of the foregoing schemes for all or any of its directors, officers or employees.

7.    INSURANCE
7.1 The Company is covered by valid insurances against all risks normally insured against by persons carrying on the same or similar businesses as those carried on by the Company and in particular all assets are and have at all material times been insured to the replacement or reinstatement value advised by its insurers against fire and such other risks as aforesaid and the Company is, and has at all material times been, covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same or similar businesses as those carried on by the Company as advised by its insurers.

7.2 Particulars of all the Company's insurances have been Disclosed and there are no outstanding claims or, so far as the Vendors are aware, circumstances likely to give rise to a claim thereunder and, so far as the Vendors are aware, nothing has been done or omitted to be done which has made or could make any policy of insurance void or voidable or whereby the premiums are likely to be increased.

7.3 None of the said policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

8.    GRANTS
      Particulars have been Disclosed of all investment and other grants and allowances and of all loans or financial aid of any kind applied for or received or receivable by the Company from any governmental department, board, body or agency or any other supranational or national or local authority, body or agency.

9.    BANKING FACILITIES
      Details of all overdrafts, loans or other financial facilities outstanding or available to the Company and of all its bank and deposit accounts and true and correct copies of all documents relating thereto have been Disclosed and, so far as the Vendors are aware, none of the Vendors or the Company has done or omitted to do anything whereby the continuance of any such facilities in full force and effect might be adversely affected or prejudiced.

10.   DEFECTIVE AND UNSAFE PRODUCTS/SERVICES
10.1 There are no outstanding claims against the Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance of equipment or otherwise relating to liability for goods or services supplied or to be supplied by the Company and no such claims are threatened or anticipated.

10.2 The Company has no knowledge that any goods or products for which the Company has responsibility under section 2 of the Consumer Protection Act 1987 ("CPA") or for which the Company assumes responsibility under any contract of indemnity or otherwise is defective within the meaning of section 3 of the CPA or that the Company supplies or possesses for supply any goods or products which are in breach of the general safety requirement provided by section 10 of the CPA.

11.   LITIGATION
      Neither the Company nor, so far as the Vendors are aware, any person for whose acts or omissions it may be vicariously liable is engaged in or subject to any civil, criminal or arbitration proceedings and, as far as any of the Vendors are aware, there are no such proceedings pending or threatened by or against the Company or against any such person and, so far as the Vendors are aware, there are no facts or circumstances likely to give rise to any such proceedings.

12.   INSOLVENCY
12.1 No order has been made, or petition presented, or resolution passed for the winding-up of the Company and there is not outstanding:-
      12.1.1 any petition or order for the winding-up of the Company;
      12.1.2 any appointment of a receiver over the whole or any part of the undertaking or assets of the Company;
      12.1.3 any petition or order for the administration of the Company;
      12.1.4 any voluntary arrangement between the Company and any of its creditors;
      12.1.5 any distress or execution or other process levied in respect of the Company, which remains undischarged; or
      12.1.6 any unfulfilled or unsatisfied judgment or court order against the Company.

12.2  The Company is not deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

13.   COMPLIANCE
      All necessary licences, consents, permits and authorities (public and private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorities are valid and subsisting and none of the Vendors knows of any reason why any of them should be suspended, cancelled or revoked or should not be renewed upon the expiry of their existing term.

14.   CHARGES
14.1 No charge in favour of the Company is void or voidable for want of registration.

14.2 No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating created by the Company to crystallise or any charge created by it to become enforceable nor has any such crystallisation occurred or is such enforcement in process.

15.   DIRECTORS AND OFFICERS
      The Directors are the only directors of the Company and no person is a shadow director (within the meaning of section 741 of the Companies Act) of the Company.

16.   CAPITAL OF THE COMPANY
16.1  The authorised and issued share capital of the Company is as set out in part 1 of SCHEDULE 2.

16.2 The Vendors are the legal and beneficial owners and registered holders of the Shares which have been issued in proper legal form and are fully paid or credited as fully paid, and each of the Vendors is entitled to sell such of the Shares as are set out opposite his name in Column 2 of
      SCHEDULE 1 free from all claims, charges, liens, encumbrances, equities and adverse rights of any description and together with all rights attached or accruing thereto as at and from the Completion Date.

16.3 There is not now outstanding any loan capital of the Company nor any agreement, arrangement or option under which any person may now or at any time hereafter call for the creation, allotment, issue, sale or transfer of any loan or share capital of the Company or require any loan or share capital of the Company to be put under option.

17.   EFFECT OF AGREEMENT
      So far as the Vendors are aware, there are no contracts or arrangements (whether written or oral) to which the Company is a party which will by their terms be determinable as a result of the provisions of this Agreement or which will or may be terminated by completion of this Agreement.

                                   SCHEDULE 4

                                     PART B

                           WARRANTIES RELATING TO TAX

1.    ADMINISTRATION AND RETURNS
1.1 The Company has no liability for Tax (whether actual, deferred or contingent) in respect of any financial period down to and including the Acquisition Date or referable to profits (including income and gains) made or deemed to have been made on or before the Acquisition Date which has not been provided for or disclosed in the Accounts.

1.2 At the date hereof the Company has duly paid all Tax which it has become liable to pay.

1.3 The Company is under no liability to pay any interest, penalty, fine or default surcharge in connection with any Tax nor, so far as the Vendors are aware, is any such liability likely to arise.

1.4 The Company has properly and duly made all returns and supplied all notices, accounts and information for the purposes of Tax required to have been made or supplied to any Tax Authority.

1.5 None of the aforementioned returns, notices, accounts and information has been or, so far as the Vendors are aware, is likely to be disputed by any Tax Authority.

1.6 The Company's affairs have not been and, so far as the Vendors are aware, are not likely to be the subject of any dispute, investigation or discovery by or with any Tax Authority.

1.7 All claims, disclaimers, elections, appeals or applications which the Company has made in respect of Tax have been Disclosed.

2.    EMPLOYMENT TAXES
2.1 At the date hereof the Company has duly paid and accounted for all sums payable to the Inland Revenue in respect of income assessable to income tax under Schedule E (including any sums payable in respect of benefits provided to the Company's employees or former employees) under section 203 of the Taxes Act and all regulations made thereunder.

2.2 At the date hereof the Company has duly paid and accounted for all National Insurance contributions required of it under the provisions of the Social Security Contributions and Benefits Act 1992 and regulations made thereunder.

3.    FOREIGN MATTERS
      The Company is and has at all times been resident in the United Kingdom for Tax purposes.

4.    MATTERS SINCE THE ACQUISITION DATE
      Since the Acquisition Date:-

4.1 no Event (as defined in the Tax Deed) has occurred which has given or may give rise to a Tax liability on the Company other than transactions entered into in the ordinary course of business; and

4.2 save in relation to entertainment and car leasing expenditure, the Company has not made any payment either alone or in aggregate with any other payments of a similar nature which exceed L5,000 which will not be deductible for the purposes of corporation tax in computing the taxable profits of the Company.

5.    VALUE ADDED TAX
5.1 The Company is a taxable person for the purposes of VAT and has duly registered with its local Customs and Excise Office.

5.2 The Company has at all times issued correct tax invoices to all persons properly requiring the same in respect of its taxable supplies either by way of goods or of services and has likewise requested and received all appropriate tax invoices from its suppliers and others and has kept all necessary records and documents required to complete and verify its VAT returns.

5.3 The Company has in all other material respects complied with the VAT legislation and all regulations, notices, orders, provisions, directions and conditions relating to VAT.

5.4 In relation to VAT, the Company is not in arrears with any payments or returns under such legislation or liable to any abnormal or non-routine payment or any forfeiture, penalty, interest or surcharge or to the operation of any penal, interest or surcharge provisions contained therein.

                                     SCHEDULE 4

                                       PART C

                                PROPERTY WARRANTIES

1.    APPLICATION
      In this Part C of SCHEDULE 4 these warranties apply to each and every one of the Premises as set out in SCHEDULE 3.

2.    THE PREMISES
2.1 The particulars of the Premises (and of any leases, underleases, tenancies, licences and other agreements subject to and/or with the benefit of which the same are held) as set out in Part A of SCHEDULE 3 are true, complete and accurate.

2.2 The Company does not own, use or occupy any premises other than the Premises and has no liability (existing or contingent) in respect of any land or building previously owned, occupied or otherwise used by the Company or in which it had an interest.

3.    TITLE
3.1 The Company is solely entitled at law and in equity to the Premises and has a good title to the Premises.

3.2 The Company is in physical possession and actual occupation of the whole of the Premises on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party.

3.3 All of the title deeds and documents necessary to prove title to the Premises are in the Company's possession and control, have been properly stamped and, where necessary, have been duly registered. On Completion the documents of title to be handed over to the Purchaser will consist of the original documents or, where appropriate, properly examined abstracts.

3.4 No right, easement, quasi easement, profit, licence or informal arrangement, public or private, is enjoyed or is in the course of being acquired by or against the Premises and none has been proposed or is necessary for the full use and continued beneficial occupation of the Premises.

4.    LEASEHOLD PREMISES
4.1 Each of the leasehold Premises is held under the lease ("Lease") details of which are correctly set out in Part A of SCHEDULE 3.

4.2   Each Lease is a headlease.

4.3 All monies due to the lessor under the Lease (whether or not reserved as rent) have been paid as and when they became due and none have been commuted, waived or paid in advance of the due date for payment.

4.4 No monies, collateral assurances, undertakings, waivers or concessions have been made paid or given by any party to the Lease.

4.5 The documents of title to the Premises include all necessary consents for the grant of the Lease, satisfactory evidence of the reversioner's title and of the current rent payable, all reversioner's consents required under the Lease and all assignments.

4.6 The Company has strictly observed and performed all covenants, restrictions, stipulations and other obligations contained in the Lease and any deeds or documents supplemental thereto and there has been no waiver (expressly or impliedly) of or acquiescence to any breach thereof.

5.    UNDERLETTINGS
      There are no leases, tenancies, licences and agreements to which the Premises are subject.

6.    PLANNING AND USER OF PREMISES
6.1 The current use of the Premises is the permitted use for the purposes of the Town & Country Planning Acts 1971 to 1990 (the "Planning Acts").

6.2 All necessary consents have been obtained (copies of which have been Disclosed) for the purposes of the Planning Acts and building regulations for the current use of the Premises and any and all alterations and improvements to it.

7.    ENCUMBRANCES
7.1 The Premises are free from any mortgage, debenture (whether legal or equitable and whether fixed or floating), charge, lien or other right in the nature of security or any option, right of pre-emption or right of first refusal, nor is there any agreement or commitment to give or create any of the foregoing.

7.2 There are no covenants, restrictions, stipulations or other encumbrances (whether of a private or public nature) affecting the Premises which are of an onerous or unusual nature or affect their value or which conflict with the current use of the Premises.

7.3 All covenants, restrictions, stipulations and other encumbrances affecting the Premises (including all covenants under any Lease, underlease, licence or other agreement or any consent or approval obtained thereunder) have been strictly observed and performed.

8.    COMPLAINTS AND DISPUTES
8.1 No notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in respect of the Premises or the user thereof or any machinery, plant or equipment therein and the Vendors do not expect and are not aware of any matter which could lead to any such notice or complaint or requirement being issued or made.

8.2 No notices, orders or resolutions have been issued, made or passed by any local, county or other competent authority for the compulsory acquisition, closing, demolition or clearance of the Premises or any part thereof and the Vendors do not expect and are not aware of any matter or circumstances which could lead to any such notice, order or resolution.

8.3 There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Premises or with any lessor, lessee, licensee or other occupier of the Premises and the Vendors do not expect and are not aware of any circumstances which may give rise to any such dispute hereafter.

9.    VAT STATUS
      Where an election under paragraph 2 of Schedule 6A to the VAT Act 1983 (election to waive exemption) has been made in respect of the Premises such fact is correctly indicated in Part A and Part B of SCHEDULE 3.

                                     SCHEDULE 4

                                       PART D

                          INTELLECTUAL PROPERTY WARRANTIES

1.    DEFINITIONS
      In this Part D of SCHEDULE 4 and in SCHEDULE 5:-

      "Intellectual Property"             means patents, registered and
                                          unregistered trade marks, registered
                                          and unregistered service marks,
                                          registered designs, utility models (in
                                          each case for the full period thereof
                                          and all extensions and renewals
                                          thereof), applications for any of the
                                          foregoing and the right to apply for
                                          any of the foregoing in any part of
                                          the world, inventions, confidential
                                          information, know-how, business names,
                                          trade names, brand names, copyright
                                          and rights in the nature of copyright
                                          and design rights and get-up and any
                                          similar rights situated in any
                                          country; and the benefit (subject to
                                          the burden) of any and all agreements,
                                          arrangements and licences in
                                          connection with any of the foregoing;

      "Intellectual Property Rights"      means all Intellectual Property owned,
                                          used or enjoyed by the Company in
                                          connection with the business carried
                                          on by the Company at Completion and
                                          references to Intellectual Property
                                          Rights shall be construed as including
                                          references to each individual right
                                          and all of them;

2.    WARRANTIES
2.1   Details of all of the Intellectual Property Rights have been Disclosed.

2.2   All of the Intellectual Property Rights are in full force and effect.

2.3 The Company is the sole beneficial owner of all the Intellectual Property which is required for the lawful carrying on of the Company's business as conducted at Completion.

2.4 To the extent to the Intellectual Property Rights are capable of registration, they have been registered in the name of the Company as sole proprietor.

2.5 Complete and accurate details of all licences and/or authorities from any third party under which any Intellectual Property is used by the Company have been Disclosed.

2.6 The Company is not a party to any confidentiality agreement or any agreement which restricts the free use or disclosure by the Company of any information, documentation or other materials used in the Company's business.

2.7 Details of all corporate, business and trading names owned or used by the Company have been Disclosed.

                                     SCHEDULE 4

                                       PART E

                   ENVIRONMENTAL AND HEALTH AND SAFETY WARRANTIES
                         PART 1 - ENVIRONMENTAL WARRANTIES

1.    DEFINITIONS

      "Environment"                       means all or any of the air, water and
                                          land including air within buildings
                                          and other natural or man-made
                                          structures above or below ground;

      "Environmental Reports"             means all surveys, audits,
                                          investigations and reports relating to
                                          the Premises and the extent to which
                                          the Premises and the Company comply
                                          with Environmental Law, the likelihood
                                          of Harm arising out of the condition
                                          of the Premises, noise, the
                                          Environment, or the impact on the
                                          Environment of any current, prior or
                                          proposed use of the Premises;

      "Environmental Authorisations"      means any permits, licences, consents
                                          or other authorisations required under
                                          any Environmental Law for the carrying
                                          on the Company's operations or the
                                          occupation or use of the Premises by
                                          the Company;

      "Environmental Law"                 means all applicable statutes,
                                          statutory instruments, common law,
                                          treaties, regulations, directives,
                                          codes of practice, circulars, guidance
                                          notes and the like and other measures
                                          imposed by any relevant body to which
                                          the Company or the Premises is or has
                                          been subject which relate to the
                                          pollution or protection of the
                                          Environment or the protection of the
                                          health of humans, animals or plants;

      "Harm" means harm to the health of living organisms or other interference with the ecological systems of which they form part and, in the case of man, includes offence caused to any of his senses or harm to his property and "harmful" has a corresponding meaning.

2.    WARRANTIES
2.1 The Company complies and has complied at all times in all material respects with all conditions, limitations, obligations, prohibitions and requirements contained in or imposed by any Environmental Law and there are no facts or circumstances which may give rise to any liability under Environmental Law.

2.2 All Environmental Authorisations have been obtained and maintained in full force and effect and there are no facts or circumstances which have led or so far as the Vendors are aware which may give rise to any breach, revocation, modification, amendment, variation or suspension of them or any of them or which have resulted or may result in any Environmental Authorisation not being extended, renewed, granted or (where necessary) transferred.

2.3 So far as the Vendors are aware, no work or expenditure is required under any Environmental Law or Environmental Authorisation or in order to carry on lawfully the business of the Company.

2.4 No claims, investigations or other proceedings have been brought or so far as the Vendors are aware threatened by or against the Company or any of its directors, officers or employees nor has the Company received any complaints from any third party in respect of Harm to the Environment or to human health caused by or as a result of occupation of the Premises or occupation by the Company of any property formerly owned or occupied by the Company whether under Environmental Law or otherwise and so far as the Vendors are aware there are no facts or circumstances which may lead to any such claims, investigations or proceedings or complaints.

2.5 Copies of all Environmental Authorisations and Environmental Reports together with all assessments required to be carried out pursuant to the Control of Substances Hazardous to Health Regulations 1994 have been supplied to the Purchaser.

2.6 All information provided by and on behalf of the Company to any statutory authority and all records and data required to be maintained by the Company under the provisions of any Environmental Legislation regarding the operation of the business of the Company including any processes carried on at or emissions and discharges from the Premises is complete and accurate.

                     PART 2 - HEALTH AND SAFETY WARRANTIES

1.    DEFINITIONS

      "Health and Safety Legislation"     means all applicable statutes,
                                          statutory instruments, common law,
                                          treaties, regulations, directives,
                                          codes of practice, guidance notes
                                          including (but without limitation) the
                                          Fire Precautions Act 1971, the Health
                                          and Safety at Work etc. Act 1974, the
                                          Management of Health and Safety at
                                          Work Regulations 1992 and the
                                          Workplace (Health Safety & Welfare)
                                          Regulations 1992 concerning the health
                                          and safety of those who work for the
                                          Company, whether as employees or
                                          otherwise, visit the Premises or are
                                          in any way affected by the undertaking
                                          of the Company or by persons working
                                          for the Company;

      "Health and Safety Studies"         means all reports, audits,
                                          investigations or assessments required
                                          to be carried out by the Company to
                                          comply with Health and Safety
                                          Legislation.

2.    WARRANTIES
2.1 The Company has complied and continues to comply in all material respects with all conditions, limitations, obligations, prohibitions and requirements contained in any Health and Safety Legislation and so far as the Vendors are aware there are no facts or circumstances which may lead to any breach of any Health and Safety Legislation.

2.2 The Company has carried out all Health and Safety Studies and they have been considered by the Vendors in giving these warranties.

2.3 There have been no claims, investigations or proceedings against or threatened against the Company or any of its directors, officers or employees in respect of accidents, injuries, illness, disease or any other harm to the health and safety of employees, contractors or any other persons caused by breaches of Health and Safety Legislation or otherwise and so far as the Vendors are aware there are no facts or circumstances which may lead to any such claims, investigations or proceedings.

2.4 The Company has and has maintained employers' liability and public liability insurance cover having regard to the activities carried out by the Company as recommended by its insurers. No claims in respect of health and safety have been made or so far as the Vendors are aware are contemplated under such insurance policies.

                                     SCHEDULE 5

                              COMPLETION REQUIREMENTS

1.    OBLIGATIONS OF THE VENDORS
1.1   At Completion the Vendors shall deliver to the Purchaser:-
      1.1.1 the Tax Deed duly executed as a deed by the parties thereto (other than the Purchaser);
      1.1.2 duly executed transfers of the Shares in favour of the Purchaser or its nominees and the share certificates in respect of the Shares, together with any power of attorney or other authority under which such transfers have been executed and an indemnity in the agreed form in relation to any missing certificates.
      1.1.3 subject to paragraph 2.1.4 below, a release executed as a deed by each of the Vendors in the agreed form releasing the Company from all claims (actual or contingent) which he has or may have or might thereafter have on account of or in relation to any act, matter, cause or thing down to and inclusive of the Completion Date;
      1.1.4 the statutory and other books duly written up to date, the Certificate of Incorporation, Certificate(s) of Incorporation on Change of Name and common seal of the Company;
      1.1.5 the title deeds relating to the Premises and all insurance policies, premium receipts, maintenance contracts and other documents relating to the Premises;
      1.1.6 all books of account and other books and records and copies of the memorandum and articles of association of the Company;
      1.1.7 all documents of title, certificates, deeds, licenses, agreements and other documents relating to the Company's Intellectual Property Rights and all manuals, drawings, plans, documents and other materials and media on which the Company's know-how is recorded;
      1.1.8 the Employment Agreements duly executed by each of Mr. Sampson and Mr. Badminton;
      1.1.9 the certificate and undertaking as to Regulation "S" in the form contained in SCHEDULE 7 duly executed by each of the Vendors; and
      1.1.10 the Earnout Agreement in the form contained in SCHEDULE 9 duly executed by each of the Vendors and the Individual Vendors under the RGB Agreement.

1.2   At Completion the Vendors shall procure that:-
      1.2.1  a board meeting of the Company be held at which:-
             (a) it shall be resolved that the said transfers in respect of the Shares be passed for registration subject only to their being re-presented duly stamped;
             (b) all existing bank mandates shall be revoked and new instructions to banks shall be given in such form as the Purchaser may require;
             (c) Richard Stack and Horace Hertz shall be appointed directors and Bertram Badminton shall be appointed chairman of the Company;
             (d) the Employment Agreements shall be approved and executed on behalf of the Company;

      1.2.2 all amounts owing to the Company by any of the Vendors or any of the Directors or any Connected Person in relation to the Vendors, the Directors or any of them shall be repaid in full; and
      1.2.3 all the papers, books, records (in whatever medium) and all other assets of the Company which are within the possession or under the control of the Vendors, the Directors or any of them, or any Connected Person of the Vendors the Directors of any of them are delivered to the Company.

2.    OBLIGATIONS OF THE PURCHASER
2.1   On Completion the Purchaser shall:-
      2.1.1 deliver to the Vendors a counterpart of the Tax Deed duly executed by the Purchaser;
      2.1.2 deliver to the Vendors a counterpart of the Earnout Agreement duly executed by the Purchaser;
      2.1.3 satisfy the consideration for the Shares as provided in Clause 3 of this Agreement by the delivery of stock certificates in the names of the Vendors in respect of the relevant 13,125 Purchaser's Shares and Consideration Shares; and
      2.1.4 procure that the Company repays the loans outstanding to the Company from the Vendors as specified in the Disclosure Letter.

                                     SCHEDULE 6

                                      TAX DEED

DATE:             1998

PARTIES:

(1) THE PERSONS whose names and addresses are set out in the Schedule hereto ("Covenantors"); and

(2) JAVELIN SYSTEMS, INC. (a Delaware corporation) whose principal place of business is at 17891 Cartwright Road, Irvine, CA 92614-6216, U.S.A. ("Purchaser").

RECITAL

Pursuant to an agreement of today's date ("Agreement") the Purchaser has today completed the purchase of the whole of the issued share capital of Jade Communications Limited in reliance (inter alia) upon the undertaking of the Covenantors to enter into this Deed and the undertakings and covenants by the Covenantors hereinafter contained.

NOW THIS DEED WITNESSES as follows:

1.    DEFINITIONS AND INTERPRETATION
1.1   DEFINITIONS
      In this Deed (including the Schedule):-

      "Accounts Relief"                   means any Relief arising prior to
                                          Completion which has been taken into
                                          account in computing, or in obviating
                                          the need for, any provision for
                                          deferred tax in the Accounts but which
                                          is not available to the Company;

      "Assessment"                        means any claim, assessment, notice,
                                          demand, letter, counterclaim or other
                                          document issued or made, or action
                                          taken, by or on behalf of any Tax
                                          Authority (or any other person,
                                          including the Company) by virtue of
                                          which the Company has, or is alleged
                                          to have, a Liability to Tax, or from
                                          which it appears that the Company has,
                                          or will or may have, a Liability to
                                          Tax, or from which it is sought to
                                          impose upon the Company a Liability to
                                          Tax;

      "Claim" means any claim by the Purchaser against the Covenantors pursuant to Clause 2;

      "Deemed Tax Liability"              has the meaning ascribed to that
                                          expression in Clause 1.4;

      "Event" means any transaction (including entry into the Agreement or the purchase or sale of an asset), act (including Completion, the migration of a company or the inclusion of a company within a group of companies for any purpose), omission, receipt, distribution and failure to make sufficient distributions to avoid an apportionment or deemed distribution of income and any combination of two or more such occurrences;

      "Liability to Tax"                  means (i) a liability to pay Tax and
                                          (ii) such sums treated as being a
                                          liability to tax by Clause 1.3;

      "Post Completion Relief"            means any Relief which arises by
                                          reference to an Event occurring after
                                          Completion;

      "Relief" means any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any Tax, or any set-off or deduction in computing income, profits or gains for the purpose of any Tax;

      "Tax" means all taxes, and all duties, levies, imposts, charges and withholdings of any nature whatsoever, whether created or imposed in the United Kingdom or elsewhere and at whatever time created or imposed which are collected and administered by any Tax Authority, in all cases together with all incidental or supplemental penalties, charges, interest, fines and default surcharges and costs;

      "Tax Authority"                     means any taxing or other authority
                                          (whether within or outside the United
                                          Kingdom) competent to impose,
                                          administer or collect any Tax.

1.2   In this Deed:-
      1.2.1 references to the loss of a Relief or of a right to repayment of Tax include references to the loss, withdrawal, nullifying or cancellation of a Relief or of a right to repayment of Tax;
      1.2.2 references to the utilisation of a Relief or of a right to repayment of Tax include references to the utilisation or setting off of a Relief or of a right to repayment of Tax; and
      1.2.3 references to the loss or utilisation of a Relief shall be construed accordingly.

1.3 Subject to Clause 1.4 there shall be treated as an amount equal to a "Liability to Tax" which arises as a result of an Event occurring on or before Completion:-
      1.3.1 any amount of any Accounts Relief which is not available to the Company;
      1.3.2 the value of all or any part of a right to repayment of Tax which has been treated as an asset of the Company in the Accounts or which has been taken into account in computing, or in obviating the need for, any provision for deferred tax in the Accounts which is not available to the Company;
      1.3.3 the value of all or any part of a right to repayment of Tax arising after Completion which is used to set against any liability to make an actual payment of Tax in circumstances where the Purchaser would (but for such utilisation or set off) have been entitled to make a Claim by virtue of such liability to make an actual payment of Tax;
      1.3.4 the amount of any Accounts Relief or Post Completion Relief which is used to relieve income, profits or gains in circumstances where (but for such utilisation) the Purchaser would have been entitled to make a Claim by virtue of such income, profits or gains; and
      1.3.5 any amount the Company is obliged to pay by way of reimbursement, recharge, indemnity or damages in relation to Tax:-
             (a) in respect of or arising from any Event effected or demand made effected on or before Completion; or
             (b) by reference to any profits earned, accrued or received on or before Completion.

1.4 In any case falling within Clause 1.3 the amount that is to be treated for the purposes of this Deed as a Liability to Tax of the Company ("Deemed Tax Liability") shall be determined as follows:-
      1.4.1 in a case which falls within Clause 1.3.1 or Clause 1.3.4 where the relevant Relief consisted of a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that deduction or offset;
      1.4.2 in a case which falls within Clause 1.3.1 or Clause 1.3.4 where the relevant Relief consisted of a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be:-
             (a) if the Relief is not available, the amount of Tax which would, on the basis of the rates of tax current at Completion, have been saved had such Relief been available (assuming sufficient income, profits or gains to be able fully to utilise the Relief and all other Reliefs available to the Company); or
             (b) if the Relief was the subject of such a utilisation, the amount of tax which has been saved in consequence of the utilisation;
      1.4.3 in a case falling within Clause 1.3.2 or Clause 1.3.3 the Deemed Tax Liability shall be the amount of such repayment of Tax or part thereof;
      1.4.4 in a case falling within Clause 1.3.5 the Deemed Tax Liability shall be the amount which the Company is required to pay.

1.5 In this Deed references to an Event occurring on or before any date or on or before other Events shall be deemed to include any combination of two or more Events the first of which has taken place or took place on or before that date or on or before that other Event.

1.6 Words and expressions (if any) which are defined in the Agreement and which are not expressly defined in this Deed, and rules of interpretation which are provided for in the Agreement and which are not otherwise expressly provided for in this Deed, shall have the same meaning in and shall apply to this Deed and shall be deemed to be incorporated in this Deed.

1.7 Words and expressions (if any) neither defined in this Deed nor in the Agreement but which are defined or used in any legislation relating to Tax which is relevant in the context shall have the same meaning in this Deed as they have in such legislation.

1.8   In this Deed:-
      1.8.1 references to income, profits or gains accrued, or being earned or received, on or before a particular date or in respect of a particular period shall include any profits deemed for Tax purposes to have accrued, or to have been earned or received, on or before that date or in respect of that period; and
      1.8.2 references to "income, profits or gains" shall include receipts, value and any other criterion used in establishing the incidence of any Tax or measure in establishing the amount of any Liability to Tax.

2.    COVENANT
2.1 Subject as hereinafter provided the Covenantors hereby jointly and severally covenant with the Purchaser as follows:-
      2.1.1 to pay to the Purchaser an amount equal to any Liability to Tax of the Company which arises as a consequence of or by reference to:
             (a)  any Event occurring on or before Completion; or
             (b) any income, profits or gains which accrued, or which were earned or received, on or before Completion or in respect of a period ending on or before Completion, in each case whether or not such Liability to Tax is also chargeable against or attributable to any other person; and
      2.1.2 to pay to the Purchaser from time to time amounts equal to any costs and expenses reasonably incurred by the Purchaser or the Company in connection with any Liability to Tax as is referred to in Clause 2.1.1 and in respect of which the Covenantors are liable to make payment under this Deed or in successfully (wholly or partly) taking or defending any action against the Covenantors pursuant to this Deed.

2.2 Each of the covenants contained in paragraphs (a) and (b) of Clause 2.1.1 shall be construed as giving rise to a separate and independent obligation and shall not be restricted by the other, save that (for the avoidance of doubt) any payment by the Covenantors in respect of a liability under one covenant shall pro tanto discharge any liability under the other so far as it arises from the same subject matter.

3.    LIMITATIONS
3.1 The Covenantors shall not be liable under Clause 2 in relation to any Liability to Tax of the Company:-
      3.1.1 if and to the extent that specific provision or reserve in respect of such Liability to Tax was made in the Accounts or discharged prior to Completion;
      3.1.2 if and to the extent that provision or reserve made in the Accounts is insufficient only by reason of any increase in rates of Tax or change in the law introduced after the date of the Agreement with retrospective effect;
      3.1.3 if that Liability to Tax arises as a result of an Event effected by the Company in the ordinary course of its business occurring between the Acquisition Date and Completion;
      3.1.4 if the Purchase or the Company have recovered an amount in respect of such Liability to Tax from a person or persons other than the Covenantors;

      3.1.5 if any Relief (other than an Accounts Relief or Post-Completion Relief) is available to the Company (including by way of surrender from another company) to set against or otherwise mitigate the Liability to Tax;
      3.1.6 if such Liability to Tax arises or is increased as a consequence of any reduced entitlement to the small companies' rate of corporation tax (section 13, Taxes Act) where such reduced entitlement results solely from the Company becoming associated with a company or companies at or following Completion; or
      3.1.7 if such Liability to Tax would not have arisen but for the fact that the accounting treatment of any asset or liability in the future accounts of the Company is different from the treatment in the Accounts and such difference does not arise so as to procure that the said accounts comply with all relevant laws and generally accepted accounting principles.

3.2 For the avoidance of doubt the following shall not be regarded as Tax which arises in the ordinary course of business for the purposes of Clause 3.1.3:-
      3.2.1 any Tax arising as a result of the application either of any anti-avoidance provisions contained in any Tax legislation or of any principles established in case law concerning anti-avoidance;
      3.2.2 any Tax arising as a result of any dividend, distribution or deemed distribution;
      3.2.3 any Tax arising in respect of the acquisition, disposal or supply or the deemed acquisition, disposal or supply of any assets, goods, services or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) for a consideration deemed for Tax purposes to be different from that (if any) actually received, but only insofar as such Tax is attributable to the difference between the consideration actually received and the consideration deemed for Tax purposes to have been received;
      3.2.4 any Tax arising as a result of a failure duly to deduct, charge, recover or account for Tax; or
      3.2.5 any amount payable to HM Customs and Excise by the Subsidiary as a result of Part XV of the Value Added Tax Regulations 1995 or equivalent provisions in any other relevant jurisdiction.

4.    CONDUCT OF CLAIMS
4.1 Upon the Purchaser becoming aware of any Assessment which does or may give rise to a Claim the Purchaser shall as soon as reasonably practicable give notice of such Assessment to the Covenantors PROVIDED THAT the giving of such notice shall not be a condition precedent to the liability of the Covenantors under this Deed.

4.2 If the Covenantors shall indemnify and secure the Company and the Purchaser to their reasonable satisfaction against any Tax, additional Tax, losses, fines, penalties, interest, charges, costs and expenses which arise as a consequence thereof, the Purchaser shall and shall procure that the Company shall take such action as the Covenantors may reasonably request to avoid, dispute, resist, appeal, compromise, or defend such Assessment ("the Covenantors' Action").

4.3 Neither the Purchaser nor the Company shall be obliged to appeal against any Assessment if, having given the Covenantors notice of the receipt of that Assessment, it has not within ten Business Days received instructions in writing from the Covenantors in accordance with the preceding provisions of this Clause to make that appeal.

4.4 Neither the Purchaser nor the Company shall be obliged to take any action or further action in respect of any Assessment if it appears to the Purchaser that either the Covenantors or the Company, prior to its being in the ownership of the Purchaser, have committed acts or omissions which may constitute fraud, misfeasance or negligence.

4.5 Neither the Purchaser nor the Company shall be required to take any action which either interferes with the normal course of its business or which in its opinion is likely to prejudice its business or its relationship with any Tax Authority or result in the Purchaser or any Company which forms part of the Purchaser's group incurring a Liability to Tax or an increased Liability to Tax.

4.6 Neither the Purchaser nor the Company shall be obliged to take any action pursuant to this Clause 4 which includes continuing the Covenantors' Action or contesting an Assessment beyond the first appellate body (excluding the Tax Authority demanding the Tax in question) in the jurisdiction concerned.

4.7 Neither the Purchaser nor the Company shall be obliged to take any action under this Clause 4 which involves continuing the Covenantors' Action or contesting any Assessment before any court or other appellate body (excluding the Tax Authority demanding the Tax in question) unless the Covenantors furnish the Purchaser with the written opinion of leading Tax counsel to the effect that an appeal against the Assessment in question will, on the balance of probabilities, be won.

4.8 The Purchaser and the Company shall be at liberty without reference to the Covenantors to admit, compromise, settle, discharge or otherwise deal with any Assessment after whichever is the earliest of:-
      4.8.1  the Purchaser or the Company being notified by the Covenantors that they consider the Assessment should no longer be resisted;
      4.8.2  the expiry of a period of seven Business Days following the service of a notice by the Purchaser or the Company on the Covenantors, requiring the Covenantors to clarify or explain the terms of any request made under Clause 4.2 during which period no such clarification or explanation has been received by the Purchaser or the Company; and
      4.8.3 if appropriate, the expiration of any period prescribed by applicable legislation for the making of an appeal against either the Assessment or the decision of any court or tribunal in respect of any such Assessment, as the case may be.

4.9 The Covenantors shall be bound to accept for the purposes of this Deed any admission, compromise, settlement or discharge of any Assessment and the outcome of any proceedings relating thereto made or arrived at in accordance with the provisions of this Clause 4.

4.10 None of the Purchaser's or Company's obligations under this Clause 4 shall constitute a pre-condition to any payment due under Clause 2.

5.    DUE DATE FOR PAYMENT
5.1 Where the Covenantors become liable to make any payment pursuant to Clause 2, the due date for the making of that payment shall be:-
      5.1.1 in a case that involves an actual payment of Tax by the Company, the later of three Business Days after service of a notice on the Covenantors in relation thereto and the date that is three Business Days immediately before the last date on which the Company would have had to have paid to the relevant Tax Authority the Tax that has given rise to the Covenantors' liability under this Deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Liability to Tax;
      5.1.2 in a case falling within Clause 1.3.1 the later of three Business Days following service by the Purchaser of a written demand therefor and the date on which the Accounts Relief would otherwise have been used but for such non-availability;
      5.1.3 in a case falling within Clause 1.3.2 or Clause 1.3.3, the later of three Business Days after the Purchaser has served a written demand therefor and the date on which repayment of Tax would have actually been received or on which the liability to make an actual payment of Tax would have fallen due but for such setting-off (as appropriate); or
      5.1.4 in a case falling within Clause 1.3.4, the later of three Business Days following the service by the Purchaser of a written demand therefor or the date on which an actual liability to make a payment of Tax by the Company would have fallen due but for such setting-off.

5.2 If any payment required to be made by the Covenantors under this Deed is not made by the due date then that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 4 per cent above the base rate from time to time of National Westminster Bank PLC.

6.    DEDUCTIONS FROM PAYMENTS
6.1 All sums payable by the Covenantors to the Purchaser under this Deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

6.2 If any deduction or withholding in respect of Tax or otherwise is required by law to be made from any of the sums payable as mentioned in Clause 5.1, the Covenantors shall be obliged to pay to the Purchaser such greater sum as will, after such deduction or withholding as is required to be made has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.    OVER PROVISIONS AND RELIEFS
7.1 If the auditors of the Company certify that any provision for Tax in the Accounts proves to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with Clause 7.3.

7.2 If any Liability to Tax which has resulted in a payment having been made or becoming due from the Covenantors under this Deed will give rise to a Relief or right to repayment of Tax for the Company which would not otherwise have arisen, then as and when liability of the Company to make an actual payment of or in respect of Tax is reduced by reason of that Relief or repayment of Tax is received the amount by which that liability is so reduced or the value of the repayment shall be dealt with in accordance with Clause 7.3.

7.3 Where it is provided under Clause 7.1 or 7.2 that any amount (the "Relevant Amount") is to be dealt with in accordance with this Clause 7.3:-
      7.3.1 the Relevant Amount shall first be set off against any payment then due from the Covenantors under this Deed; and
      7.3.2 to the extent that there is an excess, a refund shall forthwith be made to the Covenantors of any previous payment or payments made by the Covenantors under this Deed and not previously refunded under this clause up to the amount of such excess; and
      7.3.3 to the extent that the excess referred to in Clause 7.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any figure payment or payments which become due from the Covenantors under this Deed.

8.    MITIGATION
      Where the Company is entitled to recover from any other person any sum in respect of any matter for which the Covenantors have or are liable to make payment under this Deed, the Purchaser shall, or shall procure that the Company shall (if requested by, and at the expense of the Covenantors and upon the Covenantors indemnifying the Purchaser to the reasonable satisfaction of the Purchaser, against all costs or expenses which may thereby be incurred) take such action as the Covenantors shall reasonably request to enforce such recovery against the person in question provided that the Purchaser and the Company shall not be obliged to take action which it is reasonable to consider prejudicial to the Purchaser's or the Company's Tax position or business PROVIDED THAT the taking of action hereunder shall not be a pre-condition to the obligation to make payment of any amount under Clause 2. The Purchaser shall forthwith account to the Covenantors for any sums so recovered (including any interest or repayment supplement (as defined in section 825 Taxes Act) paid by such a person) net of Tax (if any) on such sum up to an amount not exceeding the amount paid by the Covenantors under this Deed in relation thereto.

9.    COVENANT BY THE PURCHASER
9.1 The Purchaser covenants with the Covenantors to pay forthwith to the Covenantors an amount equal to any Tax which is assessed on the Covenantors pursuant to section 767AA of the Taxes Act by reason of Tax assessed on the Company remaining unpaid, save that this clause shall not apply in respect of Tax for which the Covenantors are otherwise liable to the Purchaser under this Deed.

9.2 The covenant contained in Clause 9.1 will apply to (and hence give rise to a liability upon the Purchaser to pay to the Covenantors an amount equal
      to) any costs and expenses properly incurred by the Covenantors in connection with any Tax assessed on the Covenantors.

9.3 The Purchaser's covenant contained in Clause 9.1 shall not be a pre-condition to any obligation to make payment under Clause 2.

10.   GOVERNING LAW
      This Deed shall be governed by and construed in all respects in accordance with the laws of England and the parties hereby submit themselves to the non-exclusive jurisdiction of the English courts for such purpose.

11.   NOTICES
      The provisions as to service of notices contained in the Agreement shall apply for the purposes of this Deed.


IN WITNESS whereof this Deed has been duly executed the day and year first before written.

                                    THE SCHEDULE

                       Names and Addresses of the Covenantors

                          (the Vendors and Mr. Badminton)

                                     SCHEDULE 7

                           CERTIFICATE AS TO REGULATION S

                              INVESTMENT INTENT LETTER

      This Investment Intent Letter (this "Agreement") dated as of ______________, 1998, is entered into by and among the persons whose names appear on the signature pages hereto as "Vendors" (collectively the "Vendors") and Javelin Systems, Inc., a Delaware corporation ("Purchaser"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

                                       RECITALS

      A. Vendors own 105 of the issued and outstanding ordinary shares (the "Company Stock") of Jade Communications Limited, a limited company organized under the laws of England and Wales (the "Company").

      B. Pursuant to the terms and conditions of that certain Agreement for Sale and Purchase of Shares (the "Purchase Agreement") dated of even date herewith by and among Purchaser and Vendors, Purchaser is acquiring all the Company Stock.

      C. In connection with the Purchase Agreement, the Vendors will be issued shares of common stock, $.01 par value, of Purchaser (the "Purchaser's Shares") in partial exchange for their shares of Company Stock (and the Purchaser's Shares issued to the Vendors are herein referred to as the "Consideration Shares").

      D. The Vendors desire to make certain representations and warranties to Purchaser to satisfy various United States federal and state securities laws.

                                       AGREEMENT

      NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      SECTION 1. SHAREHOLDER REPRESENTATIONS AND WARRANTIES. As a condition to the receipt of the Consideration Shares, each of the Vendors represents and warrants to, and covenants with, Purchaser as follows:

      (a) Such Vendor is aware of Purchaser's business affairs and has acquired sufficient information about Purchaser to reach an informed and knowledgeable decision to acquire the Consideration Shares. Such Shareholder has been furnished by Purchaser with a copy of Purchaser's Form 10-KSB for its fiscal year ended June 30, 1998, Purchaser's Form 10-QSBs for its fiscal quarters ended September 30, 1997, December 31, 1997 and March 31, 1998, and such Vendor has read such reports and understands and has evaluated the risks of making an investment in the Purchaser's Shares. Such Vendor has been afforded access to information concerning Purchaser and to its executive officers and has been afforded the opportunity to ask questions of, and receive answers from, Purchaser.

      (b) Such Vendor is generally familiar with the open system, touch-screen computer for point-of-sale applications industry since such Vendor has either been employed in such industry or has invested in business entities engaged in such industry.

      (c) Such Vendor is taking the Consideration Shares for investment for such Vendor's own account only and not with a view to, or for resale in connection with, any unregistered "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "ACT").

      (d) Such Vendor understands that no United States federal or state agency has passed on, or made any recommendation or endorsement of, the Consideration Shares.

      (e) Such Vendor understands that the Consideration Shares are being offered and sold to it in reliance on specific exemptions from or non-application of the registration requirements of federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of such Vendor set forth herein in order to determine the applicability of such exemptions and the suitability of such Vendor acquiring the Consideration Shares.

      (f) Vendor certifies that he, she or it is neither a citizen nor a resident of the United States and that his, her or its address set forth in the Purchase Agreement is correct.

      (g) No public offer or solicitation of the Consideration Shares was made to such Vendor and no offer of the Purchaser's Shares was made to such Vendor while such Vendor was present in the United States.

      (h) At the time any buy order for the Consideration Shares was originated, such Vendor was located outside the United States and is outside the United States on the date of the execution and delivery of this Agreement and will be outside the United States on the Completion Date.

      (i) Such Vendor is aware that the Consideration Shares have not been registered under the Act and may only be offered or sold pursuant to registration under the Act or an available exemption therefrom, and such Vendor has not, and will not, engage in any public offering or distribution of the Consideration Shares or engage in any hedging transaction with respect thereto, except in accordance with the registration or exemptive provisions of the Act.

      (j) Except to the extent the Consideration Shares have been registered under the Act, such Vendor (i) will not, during the period commencing on the Completion Date and ending one year after the Completion Date (the "Distribution Compliance Period"), offer or sell or agree to sell the Consideration Shares in the United States, to a U.S. Person or for the account or benefit of a U.S. Person other than in accordance with Regulation S and (ii) will, after the expiration of the Distribution Compliance Period, offer, sell, pledge or otherwise transfer the Consideration Shares only pursuant to registration under the Act or an available exemption therefrom and, in any case, in accordance with applicable United States federal and state securities laws.

      (k) Such Vendor has been advised of, and is familiar with, has complied, and will comply, with the offering restrictions, and any other requirements, of Regulation S.

      (l) The transactions contemplated by this Agreement (i) have not been pre-arranged by such Vendor with a purchaser located in the United States which is a U.S. Person, and (ii) are not part of a plan or scheme by such Vendor to evade the registration provisions of the Act.

      (m) Neither such Vendor nor any of his, her or its affiliates has entered, has the intention of entering, or will during the Distribution Compliance Period enter into, with any U.S. Person, any put option, short position or other similar instrument or position with respect to the Purchaser's Shares or participate in any other attempt designed to lower the trading prices of Purchaser's Shares stock.

      (n) Such Vendor (individually or together with such Vendor's investor representative who is not affiliated with Purchaser) has such knowledge and experience in financial, tax and business matters that such Vendor is capable of evaluating the merits and risks of receiving the Consideration Shares and of making an informed investment decision with respect thereto.

      (o) Such Vendor has determined that the Consideration Shares are a suitable investment.

      (p) Such Vendor acknowledges receipt of Purchaser's Insider Trading Policy and agrees to abide by its terms, and further agrees to execute such Policy upon the request of Purchaser.

      (q) The certificates representing the Consideration Shares shall bear the following legend:

      "The securities represented hereby have been issued pursuant to Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "1933 Act"), and have not been registered under the 1933 Act. Unless so registered, such securities may not be transferred, offered, hedged or sold prior to the end of the one-year distribution compliance period prescribed by Regulation S unless such transfer, offer, hedge or sale is made in an "offshore transaction" and not to or for the account of or benefit of a "U.S. person" (as such terms are defined in Regulation S) and is otherwise in accordance with the requirements of Regulation S. Following expiration of any such one-year distribution compliance period, the securities represented hereby may not be offered, hedged, sold or otherwise transferred in the United States or to a U.S. person unless the securities are registered under the 1933 Act and applicable state securities laws, or such offers, sales and transfers are made pursuant to an available exemption from the registration requirements of those laws."

      (r) Such Vendor shall indemnify Purchaser against any loss, cost or damages (including reasonable attorneys' fees and expenses) directly incurred as a result of such Vendor's breach of any representation, warranty, covenant or agreement in this Agreement.

      SECTION 2.  MISCELLANEOUS.

      (a) AMENDMENTS, WAIVERS AND CONSENTS. No amendment or modification of this Agreement, nor any termination or waiver of any provision of this Agreement or consent to any departure by any party hereto therefrom, shall in any event be effective without the written concurrence of the parties hereto.

      (b) NOTICES. Notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by courier, then upon receipt, or (iii) if given by telecopy, upon confirmation of transmission by telecopy (or, if such confirmation does not occur during normal business hours on a Business Day (as defined in the Purchase Agreement), then on the next Business Day), in each case to the parties at the address for notice set forth on Schedule 1 to the Purchase Agreement.

      (c) APPLICABLE LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of California, United States of America and the United States federal securities laws without reference to any choice of law rules that would require the application of the laws of any other jurisdiction.

      (d) SEVERABILITY. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

      (e) INTERPRETATION. Time is of the essence of each provision of this Agreement of which time is an element.

      (f) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs and assigns.

      (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

                       [SIGNATURES APPEAR ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       VENDORS:


                                       ------------------------------------
                                       ANTHONY SAMPSON


                                       ------------------------------------
                                       CONTECH CONSULTANTS LIMITED


                                       JAVELIN SYSTEMS, INC.
                                       a Delaware corporation



                                       By:
                                           ---------------------------------
                                           An Authorized Representative

                                     SCHEDULE 8

               ADDITIONAL LIMITATIONS TO THE WARRANTIES AND TAX DEED

1.    ACKNOWLEDGEMENT
      The Purchaser:
      1.1 admits and acknowledges that it has not entered into this Agreement in reliance upon any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than those expressly set out in this Agreement and the Tax Deed; and
      1.2 subject and without prejudice to Clause 9 of this Agreement, agrees that rescission shall not be available as a remedy for any breach of this Agreement and agrees not to claim that remedy.

2.    DISCLOSURE
      The Purchaser shall not be entitled to make a Claim if and to the extent that the facts or information upon which it is based have been Disclosed.

3.    DURATION AND EXTENT
3.1 The aggregate liability of each Vendor and Mr. Badminton in respect of all Claims under the Warranties and the Tax Deed shall not exceed the amount of the total consideration paid under this Agreement.

3.2 No amount shall be payable by the Vendors and Mr. Badminton in respect of any Claim under the Warranties:
      3.2.1 unless the amount of the liability in respect of each such Claim exceeds US$1,000; and
      3.2.2 unless and until the aggregate cumulative liability of the Vendors and Mr. Badminton in respect of all such Claims exceeds US$20,000 in which case the Vendors and Mr. Badminton shall be liable for both the initial US$20,000 and the excess.

3.3 The Vendors and Mr. Badminton shall not be liable for any Claim unless the Vendors and Mr. Badminton are given notice in writing of that Claim stating in reasonable detail the nature of the Claim and, if practicable, the amount claimed on or before the first anniversary of Completion and unless legal proceedings shall have been served in respect of any such Claim within six months of the Vendors and Mr. Badminton being notified of any such Claim.

3.4 No Claim shall be made to the extent the matters giving rise to the Claim arise out of events or circumstances prior to 18 March 1998, save for breach of the warranty in paragraph 2.3 of Part A of SCHEDULE 4.

4.    LIMITATIONS
      No Claim shall be admissible and the Vendors and Mr. Badminton shall not be liable under any of the Warranties or under the Tax Deed:

4.1 to the extent that provision, reserve or allowance has been made in the Accounts or to the extent that payment or discharge thereof has been taken into account therein or in accordance with generally accepted accounting principles has not been so taken account of, or referred to; or

4.2 to the extent that provision, reserve or allowance made in the Accounts for any Liability to Tax proves to be insufficient by reason only of any increase in the rates of taxation or variation in the method of applying, or calculating, the rate of taxation made after Completion whether or not with retrospective effect; or

4.3 to the extent that such liability arises or is increased as a result of any change or changes in legislation (primary or delegated) including without limitation any increase in rates of taxation or the introduction of any changes or new form of taxation or in the practice of the Inland Revenue or HM Customs and Excise or any other relevant authority (in the United Kingdom or elsewhere) occurring after Completion whether or not with retrospective effect; or

4.4 to the extent that the liability would not have arisen or would have been reduced but for the fact that the treatment of any assets or liabilities or of the taxation attributable to timing differences (including capital allowances and stock relief) in future accounts of the Company is different from the treatment in the Accounts; or

4.5 to the extent that the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company or the Purchaser or either of them to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax, the making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts; or

4.6 to the extent that such liability would not have arisen but for any claim, disclaimer or election made (including, without limitation, a disclaimer of or a revision to a claim for capital allowances claimed before Completion or assumed to be claimed in preparing the Accounts) where such claim or disclaimer or election or revision is caused or made by the Purchaser or the Company after Completion; or

4.7 to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or the Purchaser or their respective directors, employees or agents on or after Completion otherwise than in the ordinary and proper course of business or pursuant to a legally binding commitment created on or before Completion by the Company.

5.    SET-OFF
5.1 If the Vendors and Mr. Badminton shall be liable in respect of any Claim, credit shall be given to them against such liability for the following amounts (each a "Relevant Amount") which shall be dealt with in accordance with paragraph 5.3:
      5.1.1 the amount by which any Tax for which the Company is or may be liable is reduced or extinguished as a result of any such liability and/or Claim;
      5.1.2 the amount by which any provision for Tax (including deferred taxation) or bad or doubtful debts contingent or other liabilities (including deferred liabilities) contained in the Accounts proves to be an over provision; or

      5.1.3 the amount by which any repayment of Tax to the Company by the Inland Revenue or any other Tax Authority contained in the Accounts proves to be an under-provision or no provision is made as a result of any overpayment of Tax made prior to Completion by any person.

5.2 If there shall be a dispute between any of the parties as to any Relevant Amount, the Vendors or the Purchaser shall be entitled to request that the Purchaser's Accountants are instructed to give a certificate as to the Relevant Amount and in so doing the Purchaser's Accountants shall act as experts and not as arbitrators and in the absence of manifest error and subject to paragraphs 5.4 and 5.5 their decision shall be final and binding on the parties hereto.

5.3 Where it is provided under paragraph 5.1 that any Relevant Amount is to be dealt with in accordance with this paragraph 5.3:
      5.3.1 the Relevant Amount shall first be set off against any payment then due from the Vendors and Mr. Badminton under the Warranties or the Tax Deed; and
      5.3.2 to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 5.3.1 a refund shall be made to the Vendors and Mr. Badminton of any previous payment or payments made by the Vendors and Mr. Badminton under the Warranties or the Tax Deed and not previously refunded under this paragraph up to the amount of such excess; and
      5.3.3 to the extent that the excess referred to in paragraph 5.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Vendors and Mr. Badminton under the Warranties or the Tax Deed.

5.4 In the event that the Purchaser's Accountants shall be unable or unwilling to provide any certification requested under this paragraph 5, any certification shall be effected by an independent firm of chartered accountants to be agreed between the Purchaser and the Vendors or failing agreement to be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Independent Accountants"). The proper and reasonable costs incurred by the Purchaser's Accountants or the Independent Accountants in respect of any certification required under this paragraph 5 shall be paid and borne as such accountants shall consider just and equitable.

6.    THIRD PARTY CLAIMS
6.1 Where the Purchaser and/or the Company are entitled to recover from some other person (including any Tax Authority) any sum in respect of any matter giving rise to a Claim the Purchaser shall and shall procure that the Company shall take all reasonable steps to enforce such recovery prior to taking any action against the Vendors and Mr. Badminton (other than notifying the Vendors of the Claim) and in the event that the Purchaser or the Company shall recover any amount from such other person the amount of the Claim against the Vendors and Mr. Badminton shall be reduced by the amount recovered (including any repayment supplement) less all costs, charges and expenses incurred by the Purchaser or the Company in recovering that sum from such other person.

6.2 If the Vendors and Mr. Badminton pay to the Purchaser or to the Company an amount pursuant to a Claim and the Purchaser or the Company within six months of such payment becomes entitled to recover from some other person any material sum in respect of such Claim the Purchaser shall and shall procure that the Company shall take all reasonable steps to enforce such recovery and upon such recovery shall forthwith repay to the Vendors so much of the amount paid by them to the Purchaser or the Company as does not exceed the sum recovered from such other person less all costs, charges and expenses incurred by the Purchaser or the Company in recovering that sum from such other person.

6.3 If any amount is repaid to the Vendors and Mr. Badminton by the Purchaser or the Company pursuant to paragraph 6.2 above an amount equal to the amount so repaid shall be deemed never to have been paid by the Vendors and Mr. Badminton for the purposes of paragraph 3.2 and accordingly shall not be treated as an amount in respect of which any liability has been incurred.

7.    CONDUCT OF CLAIMS
7.1 The Vendors and Mr. Badminton hereby appoint Anthony Sampson as their representative for the purposes of this paragraph (the "Vendors' Representative") and any action taken or authorised by and any notice or document given to the Vendors' Representative shall be deemed to be taken or authorised by or given to each of the Vendors and Mr. Badminton and shall be binding on each of them.

7.2 If the Purchaser becomes aware of a matter which might give rise to a Claim the Purchaser shall (or shall procure that the Company shall) as soon as reasonably practicable give written notice to the Vendors' Representative of the matter and shall consult with the Vendors' Representative with respect to such matter but such notice shall not be a condition precedent to the liability of the Vendors and Mr. Badminton.


8.    MISCELLANEOUS
8.1 Any payment to the Purchaser or the Company under the Warranties or under the Tax Deed shall be deemed to be a reduction of the total consideration payable hereunder for the Shares.

8.2 Payment of any Claim whether under the Warranties or under the Tax Deed shall pro tanto satisfy and discharge any other Claim which is capable of being made in respect of the same subject matter and the Purchaser shall at all times procure that there is no duplication of any Claim or Claims relating to the same subject matter.

                                     SCHEDULE 9

                                 EARNOUT AGREEMENT


THIS AGREEMENT is made the        day of                1998

BETWEEN:

(1) THE PERSONS whose names and addresses are set out in Column 1 of SCHEDULE 1 ("Vendors"); and

(2) JAVELIN SYSTEMS, INC. (a Delaware corporation) whose principal place of business is at 17891 Cartwright Road, Irvine, CA 92614-6216, U.S.A. ("Purchaser").

WHEREAS:

(A) The Vendors and the Purchaser have on the date hereof entered into two agreements (the "Purchase Agreements") for the sale and purchase of, respectively, the entire issued share capital of RGB Trinet Limited (the "Company") and 47.5% of Jade Communications Limited, and of the remaining 52.5% of Jade Communications Limited (the "Subsidiary").

(B) Pursuant to the provisions of each of the Purchase Agreements, the Vendors and the Purchaser have agreed to enter into this Agreement for the purpose of agreeing the Vendors' entitlement to further shares of the common stock of the Purchaser as part of possible further consideration under the Purchase Agreements.

IT IS AGREED AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION
1.1   In this Agreement and in the Schedules:-

      "Budget" the budget and business plan for the Company and the Subsidiary for the Earnout Period in the agreed form;

      "Change of Control"                 means, in relation to any company,
                                          where that company ceases to be under
                                          the control of the person or persons
                                          who control such company on the date
                                          of this Agreement and for the purpose
                                          of this definition "control" means a
                                          holding of securities in a company
                                          conferring a majority of the voting
                                          rights in it or the right to appoint
                                          or remove a majority of its board of
                                          directors or the right to participate
                                          in 50% or  more of the assets of the
                                          company on its winding up;

      "Earnout Period"                    means the period of two years
                                          commencing on 1 October 1998;

      "Pre-Tax Profits"                   means the pre-tax profits of the
                                          Company and the Subsidiary as
                                          calculated in accordance with SCHEDULE
                                          2 for each three-month period during
                                          the period commencing on 1 October
                                          1998 and ending on 30 September 2000
                                          as shown in unaudited management
                                          accounts (comprising in each case a
                                          balance sheet and a profit and loss
                                          account) of the Company and the
                                          Subsidiary;

      "Quarterly Profit Estimate"         means any of the estimates made in
                                          respect of anticipated Pre-Tax Profits
                                          for a particular financial quarter of
                                          the Company, particulars of which are
                                          continued in SCHEDULE 3.

1.2 The Schedules are deemed to be incorporated in this Agreement, and a reference to "this Agreement" includes a reference to the Schedules.

1.3   In this Agreement:-
      1.3.1 the index and the clause headings are included for convenience only and shall not affect the construction of this Agreement;
      1.3.2 words denoting the singular shall include the plural and vice versa;
      1.3.3 words denoting any gender shall include a reference to each other gender; and
      1.3.4 references to persons shall be deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, organisations, foundations and trusts (in each case whether or not having separate legal personality).

1.4 Words and expressions (if any) which are defined in the Purchase Agreements and which are not expressly defined in this Agreement shall have the same meaning in and shall apply to this Agreement as if expressly defined herein.

2.    CONSIDERATION
2.1 By way of additional consideration under the Purchase Agreements of up to US$8,225,000, the Purchaser will issue to the Vendors the Earnout Shares (if any) calculated in accordance with the following provisions of this Agreement.

2.2 The consideration referred to in Clause 2.1 shall be apportioned between the Vendors as set out in Column 2 of SCHEDULE 1.

3.    EARNOUT PROVISIONS
3.1 The entitlement to Earnout Shares referred to in Clause 2.1 shall be calculated in accordance with the following provisions:-
      3.1.1 if the Pre-Tax Profits shall equal 100% of the relevant Quarterly Profit Estimate, then the Purchaser shall in respect of that quarter issue to the Vendors the Earnout Shares that are equivalent in value to US$822,500 (the "Base Earnout Figure");
      3.1.2 if the Pre-Tax Profits shall be at or between 50% and 125% of the relevant Quarterly Profit Estimate, then the Purchaser shall issue to the Vendors a number of Earnout Shares equivalent in value to a percentage of the Base Earnout Figure, such percentage being the same percentage as the Pre-Tax

             Profits are in relation to the relevant Quarterly Profit Estimate, subject in all cases to a minimum of 50% and maximum of 125% of the Base Earnout Figure. By way of illustration only, if the Pre-Tax Profits are 110% of the Quarterly Profit Estimate, then Earnout Shares equivalent in value to 110% of the Base Earnout Figure shall be issued;
      3.1.3 if the Pre-Tax Profits shall be below 50% of the relevant Quarterly Profit Estimate, then (subject to Clause 3.1.4) no Earnout Shares shall be issued in respect of that quarter;
      3.1.4 if the Pre-Tax Profits exceed 125% of the relevant Quarterly Profit Estimate, then after applying the provisions of Clause 3.1.2, the Pre-Tax Profit in excess (the "Excess Profit") may be carried forward or carried back to other financial quarters as follows:
             3.1.4.1 the Excess Profit shall first be carried back and applied to each previous quarter(s) in which the Pre-Tax Profits were less than 125% of the relevant Quarterly Profit Estimate. The Excess Profit shall be applied in full to the earliest quarter first so as notionally to raise the Pre-Tax Profits in such quarter up to a maximum of 125%, and then any remaining Excess Profit shall be applied to subsequent quarters consecutively, in the same manner;
             3.1.4.2 by applying the Excess Profit thereto, for each quarter in which the entitlement to Earnout Shares is created or increased by virtue of applying the provisions of Clause 3.1.2, Javelin shall issue further Earnout Shares to the Vendors in accordance with the provisions of Clause 3.1.2;
             3.1.4.3 if, after applying the Excess Profit to all earlier quarters in accordance with Clauses 3.1.4.1, any of the Excess Profit remains to be applied, it may be carried forward to be applied in the same manner to each subsequent quarter (next quarter first) in which Pre-Tax Profits are below 125% of the relevant Quarterly Profit Estimate.
      3.1.5 For the avoidance of doubt, the maximum number of Earnout Shares that can be issued in relation to any financial quarter of the Company pursuant to Clauses 3.1.1 to 3.1.4 is a number equivalent in value to 125% of the Base Earnout Figure (or US$1,028,125 in Purchaser's Shares by value for each quarter).

3.2 Pursuant to Clause 3.1, the number of Earnout Shares to be allotted and issued (if any) to the Vendors will be such number of Purchaser's Shares as have an aggregate value which is as near as possible to, but not less than, the Base Earnout Figure, as it may be adjusted in accordance with Clause 3.1. The Earnout Shares shall be issued in the proportions specified under Clause 2.2.

3.3   For the purpose of determining the aggregate value referred to in Clause
      3.2:
      3.3.1 the value of each Purchaser's Share shall be deemed to be an amount equal to the average of the closing prices of a Purchaser's Share, as reported on the NASDAQ SmallCap Market System, on the five (5) trading days immediately prior to the end of the financial quarter in question and on the first five (5) trading days after the end of such quarter; and
      3.3.2 where there is any carry-back or carry-forward pursuant to Clause 3.1.4, the valuation under Clause 4.3.1 shall be made in respect of the relevant ten (10) trading days in the most recent quarters instead of the quarter(s) to which the carry-back or carry-forward was made.

3.4 The verification and allotment of all Earnout Shares shall be completed no later than forty-five (45) days after the end of each financial quarter.
      A statement showing the Pre-Tax Profits and the number of Earnout Shares to be issued (if any) to the Vendors pursuant to Clause 3.3 shall be agreed by the Vendors and the Purchaser prior to the expiry of this 45-day period, PROVIDED THAT failing such agreement the relevant Pre-Tax Profits and the said number of Earnout Shares (if any) shall be ascertained and certified by an independent firm of chartered accountants appointed by agreement between the parties or in default of agreement on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. The decision of such expert shall be final and binding on the parties. The expert shall be deemed to act as an expert and not as an arbitrator and the provisions of the Arbitration Act 1996 shall not apply. The cost of the reference to such expert shall be payable as determined by the expert.

3.5 No fraction of an Earnout Share shall be issued to the Vendors and the number of Earnout Shares shall be adjusted accordingly to the nearest whole number.

3.6 The Earnout Shares, on issue, shall rank pari passu in all respects with the existing issued Purchaser's Shares.

3.7 Each of the Vendors agrees that he shall deliver to the Purchaser upon issue of the Earnout Shares a certificate and undertaking substantially in the form of Schedule 7 to the Purchase Agreements making or giving such representations, warranties and covenants as are necessary or advisable for the qualification of the issuance of Purchaser's Shares to the Vendors under Regulation S promulgated under the United States Securities Act of 1933, as amended.

3.8 In the event of there being any Change of Control of the Purchaser prior to 30 October 2000, immediately prior to such Change of Control and in full and final satisfaction of the Purchaser's obligations pursuant to this Agreement, the Purchaser shall issue to the Vendors such Purchaser's Shares as are equal to US$822,500 in value (adopting the same valuation method as in Clause 3.4) multiplied by the number of financial quarters remaining in the Earnout Period including the period in which the Change of Control takes place.

3.9 During the Earnout Period until all sums (if any) due under this Agreement have been paid or satisfied the Purchaser shall and shall procure that the Company and the Subsidiary comply with the provisions of SCHEDULE 2.

4.    SUCCESSORS AND ASSIGNS
      This Agreement shall be binding upon and enure for the benefit of each party's successors but shall not be assignable by either party.

5.    VARIATION
      No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

6.    COUNTERPARTS
      This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original, and which together shall constitute one and the same agreement.

7.    APPLICABLE LAW
      This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit themselves to the non-exclusive jurisdiction of the English courts.

AT WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first before written.

                                     SCHEDULE 1

                PARTICULARS OF THE VENDORS AND OF THE EARNOUT SHARES
                           TO BE RECEIVED BY EACH OF THEM

          (1) NAME AND ADDRESS              (2) EARNOUT SHARES AS PERCENTAGE
                                                 OF TOTAL NUMBER ISSUED
 1.    Gary GREEN                                         31.25
       "Trudos"
       Heath Ride
       Finchampstead
       Wokingham
       Berkshire RG40 3QJ

 2.    Roger SCARLETT                                     31.25
       "Glen d'Or"
       The Ridge
       Cold Ash
       Newbury
       Berkshire RG16 9HY

 3.    Anthony SAMPSON                                     3.75
       31 Oakwood Lane
       Bowdon
       Cheshire WA14 3OL

 4.    Contech Consultants Limited                        33.75
       c/o 25 Turnbull's Lane
       Gibraltar
                                                        ---------
                                                          100%
                                                        ---------

                                     SCHEDULE 2

                                EARNOUT PROTECTIONS

                                       PART 1
                 CALCULATION OF PRE-TAX PROFITS ("ELIGIBLE PROFIT")

1. The Eligible Profit for any financial quarter is (to the nearest L1) the net pre-tax profit of the Company as shown in the Management Accounts for the relevant financial period prepared in accordance with generally accepted accounting principles, SSAPs and FRSs and adjusted as follows:

      1.1    by adding back any payment or provision for Tax;

      1.2 adding back any provision for or payment of any dividend or other distribution by the Company or the Subsidiary;

      1.3 adding back any sum specified as or proposed to be transferred to reserves;

      1.4 adding back any management (or similar) charges to the Purchaser paid or provided for work carried out for the benefit of the Company charged at the same rates as applied in respect of other members of the Purchaser's Group;

      1.5 adding back a charge by way of interest on any sums lent by the Purchaser's Group to the Company or the Subsidiary in excess of that rate of 1.5 per cent above the base rate of National Westminster Bank plc;

      1.6 adding a sum by way of interest on any sums lent by the Company or the Subsidiary to the Purchaser at the rate of 3 per cent above the base rate of National Westminster Bank plc;

      1.7 adding in relation to any transactions entered into by the Company or the Subsidiary on less than arms-length terms (in terms of reward to the Company or the Subsidiary) a reasonable sum as profit which might reasonably have been expected to accrue to the Company or the Subsidiary had the transaction been on arms-length terms;

      1.8 by adding back any amount written off in respect of goodwill or other intangible assets;

      1.9 by adding back audit fees in excess of L12,000 per annum and any fees attributable to the tax affairs of the Purchaser; and

      1.10 by adding back any sum deducted from gross profit in respect of the emoluments paid or payable to or for the benefit of any person appointed to the board of the Company by the Purchaser except as arms' length consideration for services rendered to the Company or the Subsidiary.

                                       PART 2

         ACCOUNTING POLICIES TO BE USED IN CALCULATING THE ELIGIBLE PROFIT

TURNOVER

Turnover represents the amount derived from the provision of goods and services to third party customers based on invoiced sales adjusted by an amount to reflect the stage of completion of major contracts, less any returns or allowances.

DEPRECIATION

Depreciation is provided to write off the cost less the estimated residual value of tangible fixed assets by equal instalments over their estimated usual economic lives as follows:

Leasehold improvements - 3 years
Computer and Test Equipment - 3 years
Fixtures and fittings - 3 years
Plant and Equipment - 3 years
Motor Vehicles - 3 years

STOCK AND WORK IN PROGRESS

(a)   Stocks and work in progress

Stocks are stated at the lower of cost and net realisable value. In determining the cost of raw materials, consumables and goods purchased for resale, the FIFO method is used (cost is taken as production cost, which includes an appropriate proportion of attributable overheads).

Work in progress is valued at the lower of cost and net realisable value and costs include material cost, direct labour cost and other direct costs.

(b)   Project work in progress

Projects are valued as per the contract ledger as follows:

Actual revenue recognised to date is compared with total budget revenue to calculate the "stage of completion rate". "Stage of completion rate" is applied to the total budget costs to calculate the cost of sales. Calculated cost of sales is then compared to actual costs incurred to date. Where actual costs incurred to date exceed calculated cost of sales a work in progress balance is recognised (subject to making provision for future losses on contracts). Where calculated cost of sales exceeds actual costs incurred to date, a cost of sales accrual is recognised.

(c)   Long term contracts

The amount of profit attributable to the stage of completion of a long term contract is recognised when the outcome of the contract can be foreseen with reasonable certainty. Turnover for such contracts is stated at cost appropriate to their stage of completion plus attributable profits, less amounts recognised in previous years. Provision is made for any losses as soon as they are foreseen.

Contract work in progress is stated at costs incurred, less those transferred to the profit and loss account, after deducting foreseeable losses and payments on account not matched with turnover. Amounts recoverable on contracts are included in debtors and represents turnover recognised in excess of payments on account.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to profits as incurred.

TAXATION

No charge for taxation will be made in the calculation of eligible profit.

FINANCE LEASES

Assets acquired under finance leases are capitalised and the outstanding future lease obligations are shown in creditors.

                                       PART 3

                                 VENDOR PROTECTION

The Purchaser acknowledges that (having regard to the manner in which the Consideration for the Shares has been calculated) the Vendors have a legitimate interest in ensuring that the Eligible Profit of the Company for the Earnout Period is as high as may fairly and reasonably be achieved by the Company and the Subsidiary (in this Part 3 jointly referred to as the "Company") in those years (having due regard to the Purchaser's legitimate interest in establishing a stable and secure business for the Company in the long term). Accordingly, but subject in all cases to Clause 15 of this Part 3 of this Schedule, the Purchaser undertakes with the Vendors that during the Earnout Period:

1.    it will use its best endeavours to promote the business of the Company;

2. it will not do anything with the intention of adversely affecting the Eligible Profit;

3. it will not develop or seek to develop any business competitive with that of any material business of the Company carried on at Completion or at any time during the Earnout Period;

4. it will not transfer, divert or direct the custom of any or any potential customer or client of the Company elsewhere or seek to do so;

5. it will not seek to transfer or divert or direct elsewhere any orders or enquiries for products or services available from the Company;

6. it will use its best endeavours to maintain the operations of the Company in terms of fixed assets (including premises, plant and equipment) and financial facilities to a standard being not less suitable for the purposes of the business of the Company than that maintained by the Company prior to Completion;

7. it will provide the Company with access to the financial management and other facilities of the Purchaser's Group on a basis no less beneficial to the conduct of the Company's business than that provided to any other members of the Purchaser's Group.

8. it will not sell or procure the sale or otherwise dispose of the whole or any substantial part of the business, undertaking or assets (other than current assets disposed of in the normal course of business) of the Company;

9. to procure that the Company does not pass any resolution to go into voluntary liquidation (except if a relevant company is at that time insolvent and a registered insolvency practitioner advises liquidation by reason of insolvency);

10. to procure that the Company makes no material adverse alteration in the nature, scope or conduct of its business;

11. to procure that Eligible Profits are not adversely affected by any service, management or similar charge (save as provided for in Part 1 of this Schedule) or by any transaction or arrangement which is not a bona fide commercial transaction or arrangement on arms-length terms;

12. it will not materially alter the number of employees of the Company or make any increase in the emoluments of the employees of the Company (including without limitation any employers contribution to pensions or in benefits provided hours of work or holiday entitlement) which would have a material adverse effect on Eligible Profit;

13. not to procure or permit any capital expenditure in relation to the Company except;
      13.1 in accordance with the Budget in agreed terms for the period covered by the Earnout Period;
      13.2 as is required to comply with the provisions in the legal obligations (including the terms of any lease) of the Premises occupied by the Company;
      13.3 as is required to replace plant and equipment as it comes to the end of its useful working life and in accordance with the policy adopted by the Company immediately prior to Completion.
      13.4 to procure that any goods or services provided to or in respect of the Company whether by the Purchaser's Group or any third party are provided on terms no less beneficial to the recipient than any similar goods or services are provided to any other member of the Purchaser's Group;
      13.5 to procure that the Company does not depart from the ordinary course of the conduct of its business as conducted in the financial year ending on the Acquisition Date;

14.   The Purchaser further undertakes with the Vendors that the Company will:
      14.1 not enter into any material abnormal contract or commitment or any contract or commitment involving an aggregate expenditure by the Company (in accordance with its normal accounting policies at Completion) of more than L5,000 without the consent of the Vendors;
      14.2   not declare, make or pay any dividend or other distribution;
      14.3 not create or agree to create any encumbrance or redeem or agree to redeem any encumbrance (other than trade guarantees or indemnities in the ordinary course of its business) of the type and scale given in the financial year ending on the Acquisition Date; and
      14.4 not permit any of its insurance policies to lapse, become void or voidable or do anything adversely to affect their renewal on the insurers standard (or, if different, the existing) terms.

15. The Purchaser shall be obliged to comply with its undertakings in Clauses 1 to 14 above only if and for so long as the Company's Pre-Tax Profits continue to meet the Quarterly Profit Estimates, such that if the Company's Pre-Tax Profits fail to meet two consecutive Quarterly Profit Estimates by 50% or more and the aggregate of any preceding Quarterly Profit Estimates is below 50% of estimate the Purchaser shall henceforth be released from all and any of its obligations under this Part 3 of this Schedule.

16. The Purchaser shall not give any direction to the trustee of the employee benefit trust established by the Company without the consent of the Vendors.

                                     SCHEDULE 3

                             QUARTERLY PROFIT ESTIMATES

                 PERIOD                          PROFIT ESTIMATE L('000)
                 ------                          -----------------------
         October - December 1998                           112
          January - March 1999                             141
            April - June 1999                              205
          July - September 1999                            350
         October - December 1999                           313
          January - March 2000                             309
            April - June 2000                              213
          July - September 2000                            419

SIGNED BY ANTHONY SAMPSON           )
in the presence of:                 )




SIGNED BY BERTRAM BADMINTON         )
in the presence of:                 )




SIGNED BY:                          )
           --------------------
duly authorised and on              )
behalf of CONTECH CONSULTANTS       )
LIMITED                             )
in the presence of:                 )


SIGNED BY:                          )
           --------------------
duly authorised and on              )
behalf of JAVELIN SYSTEMS, INC.     )
in the presence of:                 )